UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

BLACKBAUD, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Notice of 2012

Annual Meeting

and

Proxy Statement

April 27, 2012

Fellow Blackbaud Stockholders:

As stewards of our Company, we are committed to achieving sustainable long-term performance and creating stockholder value through the execution of a strong business model. In 2011, this resulted in annual revenue growth of 14% and a 52% increase in cash flow from operations. We also achieved total stockholder return of 8.85%, placing us in the top half of our GICS industry group of software and services companies.

We are equally committed to continuing stockholder communication and engagement to better understand your views on our Company and, in particular, our executive compensation. After the 2011 Annual Meeting of Stockholders when holders of 53.8% of our outstanding stock voting on the matter voted against our 2011 Say-on-Pay proposal, we:

•	Undertook an in-depth analysis of recommendations related to our 2011 Say-on-Pay proposal;

•

Extensively reviewed our executive compensation with our Compensation Committee’s independent outside compensation consultant, Compensia Inc., focusing on our Chief Executive Officer’s employment agreement and compensation package; and

•

Had discussions with many of our stockholders to emphasize our commitment and accountability and advise them of our response to the 2011 Say-on-Pay vote, as well as to understand any concerns they have with our compensation program and practices.

In response to what we learned, we took the following actions, as more fully discussed in the accompanying Proxy Statement:

•

We amended Mr. Chardon’s employment agreement to eliminate its automatic renewal feature, eliminate the tax gross-up for penalties imposed by Section 409(A) of the Internal Revenue Code of 1986, as amended, and implement a clawback of Mr. Chardon’s incentive-based compensation in certain circumstances;

•

We eliminated Mr. Chardon’s annual equity award payable in time-based SARs as provided in his former employment agreement and replaced it with a potential grant of performance-based restricted stock units to reinforce our commitment to pay-for-performance compensation and increase the amount of Mr. Chardon’s “at-risk” compensation; and

•	We granted performance-based restricted stock units to all our named executive officers to reinforce our commitment to pay-for-performance.

We believe our compensation decisions in 2011 reinforce our strong compensation philosophy. We are committed to providing competitive, performance-based compensation opportunities to our executive officers, who collectively are responsible for making our Company successful. Most importantly, we hope that our actions related to our employment arrangements and compensation program will give you confidence that we are committed to continuing stockholder communication and engagement and are responsive to your concerns. We value your input and never take for granted your continuing support.

The Board of Directors of Blackbaud, Inc.

2000 Daniel Island Drive, Charleston, SC 29492 T 800.443.9441 F 843.216.6100 www.blackbaud.com

2000 Daniel Island Drive

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2012

Fellow Blackbaud Stockholders:

The 2012 Annual Meeting of Stockholders of Blackbaud, Inc. will be held on Wednesday, June 20, 2012 at 10:00 a.m. Eastern Time at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina to take action on the following business:

1.	To elect the three Class B directors named in the Proxy Statement for a three-year term expiring in 2015;

2.	To approve an amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan (the “Plan”) to reserve an additional 7,000,000 shares of common stock for issuance thereunder;

3.	To approve amendments to the Plan to provide for cash incentive awards exempt from Section 162(m) of the Internal Revenue Code of 1986, as amended and to rename the Plan, and reapprove the material terms of the performance goals under the Plan;

4.	To approve, on an advisory basis, our 2011 executive compensation;

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012; and

6.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of Blackbaud common stock as of the close of business on April 23, 2012, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our principal office in Charleston, South Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, the Proxy Statement (including an electronic Proxy Card for the meeting) and our 2011 Annual Report to Stockholders via the Internet. Taking advantage of these rules allows us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

You are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, we hope that you will vote as soon as possible.

By order of the Board of Directors of Blackbaud, Inc.

Jon W. Olson,

Vice President, General Counsel and Secretary

Charleston, South Carolina

Dated: April 27, 2012

Information Concerning Solicitation and Voting	1
Questions and Answers about the 2012 Annual Meeting of Stockholders	2
Proposal 1—Election of Directors	5
Corporate Governance Matters	9
Proposal 2—Amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan to Increase its Share Reserve	13
Proposal 3—Amendments to the Blackbaud, Inc. 2008 Equity Incentive Plan to Provide for Cash Incentive Awards Exempt from Section 162(m) and to Rename the Plan, and Re-Approval of the Material Terms of the Performance Goals Under the Plan	22
Proposal 4—Advisory Vote to Approve Executive Compensation	24
Proposal 5—Ratification of Appointment of Independent Registered Public Accounting Firm	26
Audit Committee Report	27
Security Ownership of Certain Beneficial Owners and Management	29
Section 16(a) Beneficial Ownership Reporting Compliance	31
Executive Compensation and Other Matters	32
Compensation Discussion and Analysis	32
Summary Compensation Table	48
Equity Compensation Plan Information	50
Grants of Plan-Based Awards for 2011	51
Outstanding Equity Awards at 2011 Fiscal Year-End	52
Option Exercises and Stock Vested in 2011	53
Director Compensation for Fiscal Year 2011	59
Compensation Committee Interlocks and Insider Participation	62
Transactions with Related Persons	62
Stockholder Proposals	62
Delivery of Documents to Stockholders Sharing an Address	63
Annual Report on Form 10-K	63
Other Matters	63
Directions to the 2012 Annual Meeting of Stockholders	64

i

BLACKBAUD, INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 20, 2012

Information Concerning Solicitation and Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders to be held on Wednesday, June 20, 2012 at 10:00 a.m. Eastern Time, at our headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 23, 2012 are entitled to notice of and to vote at the meeting.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials, including the Notice, this Proxy Statement, our 2011 Annual Report to Stockholders, including financial statements, and a Proxy Card for the meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 27, 2012. We mailed a Notice of Internet Availability of Proxy Materials on or about April 27, 2012 to our stockholders of record and beneficial owners as of April 23, 2012, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by the Board of Directors to act as inspectors of election for the meeting.

We bear the expense of soliciting proxies. We have retained Phoenix Advisory Group LLC to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. The anticipated cost of the services of Phoenix Advisory Group is $9,000 plus expenses. Our directors, officers or employees may also solicit proxies personally or by telephone, e-mail, facsimile or other means of communication. We do not intend to pay additional compensation for doing so. We might reimburse banks, brokerage firms and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

Questions and Answers about the 2012 Annual Meeting of Stockholders

Q:	Who may vote at the meeting?

A:	The Board of Directors set April 23, 2012 as the record date for the meeting. If you owned our common stock at the close of business on April 23, 2012, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 23, 2012, there were 45,134,984 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2012 Annual Meeting of Stockholders.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the 2012 Annual Meeting of Stockholders in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted by telephone, by Internet, or properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The five proposals to be voted on at the 2012 Annual Meeting of Stockholders are as follows:

1.	To elect the three Class B directors named in the Proxy Statement for a three-year term expiring in 2015;

2.	To approve an amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan (the “Plan”) to reserve an additional 7,000,000 shares of common stock for issuance thereunder;

3.	To approve amendments to the Plan to provide for cash incentive awards exempt from Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and to rename the Plan, and reapprove the material terms of the performance goals under the Plan;

4.	To approve, on an advisory basis, our 2011 executive compensation; and

5.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the Proxy Card or Voter Instruction Card will vote the shares they represent using their best judgment.

Q: How may I vote my shares in person at the meeting?

A:	If you are a stockholder of record, you have the right to vote in person at the 2012 Annual Meeting of Stockholders. You will need to present a form of personal photo identification in order to be admitted to the meeting. If you are a beneficial owner of shares held in street name, you are also invited to attend the meeting. Because a beneficial owner is not a stockholder of record, however, you may not vote these shares in person at the meeting unless you obtain a legal proxy from your broker, bank, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	If your common stock is held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by accessing the proxy materials on the secured website http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567 and following the voting instructions on that website;

•	Via telephone by calling toll free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 outside the United States and following the recorded instructions; or

•

By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m. Eastern Time on June 19, 2012. Of course, you can always come to the meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by the Board of Directors.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your bank, broker, nominee or trustee. You may also vote in person at the meeting if you obtain a legal proxy from them.

Q:	Where can I find the voting results of the meeting?

A:	We will announce the preliminary voting results at the 2012 Annual Meeting of Stockholders. We will publish the final results in a Form 8-K filed with the SEC within four business days of the meeting.

Q:	For how long can I access the proxy materials on the Internet?

A:	The Notice, Proxy Statement, Proxy Card, 2011 Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2011 are also available, free of charge, in PDF and HTML format at http://proxy.blackbaud.com and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

The Board of Directors consists of eight members and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class B directors, Andrew M. Leitch, George H. Ellis and David G. Golden, have been nominated to fill a three-year term expiring in 2015. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2013 and 2014, respectively, will remain in office.

If you are a stockholder of record, unless you mark your Proxy Card otherwise, the proxy holders will vote the proxies received by them for the three Class B nominees named below, each of whom is currently a director and each of whom has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, your proxy will be voted for any nominee designated by the Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

The name of and certain information regarding each Class B nominee as of April 23, 2012 is set forth below, together with information regarding our directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class B Nominees with Terms Expiring in 2015
Andrew M. Leitch	February 2004	68	Chairman of the Board of Directors
George H. Ellis	March 2006	63	Director
David G. Golden	July 2010	53	Director

Class C Directors with Terms Expiring in 2013
Marc E. Chardon	November 2005	56	President, Chief Executive Officer and Director
John P. McConnell	March 2006	61	Director
Sarah E. Nash	July 2010	58	Director

Class A Directors for Terms Expiring in 2014
Timothy Chou	June 2007	57	Director
Carolyn Miles	March 2007	50	Director

The Board of Directors unanimously recommends that stockholders vote FOR the three Class B director nominees listed above.

Class B Director Nominees

Andrew M. Leitch was appointed to the Board of Directors in February 2004 and has served as our Chairman since July 2009. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch has served on the board of directors of the following public companies: STR Holdings, Inc. (since November 2009); Cardium Therapeutics, Inc. (since August 2007); L&L Energy Inc. (from February 2011 to

August 2011); and Aldila, Inc. (from May 2004 to February 2010). Mr. Leitch also serves as director of several private companies, including AlixPartners Inc., Consolidated Press Holdings Limited and PBL International Business. He is a CPA in the State of New York and a Chartered Accountant in Ontario, Canada. Among other experience, qualifications, attributes and skills, Mr. Leitch’s experience in auditing and accounting, as well as on boards of directors and management skills, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

George H. Ellis joined the Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of the Studer Group, a private company in the health care industry, since September 2011. Prior to that, from July 2006 to August 2011, Mr. Ellis was Chief Financial Officer of Global 360, Inc., now OpenText, a private company offering business process management services. Since April 2010, Mr. Ellis has served on the board of Liquidity Services, Inc., currently as Chairman of its Audit Committee. He has also served in several capacities at Softbrands, Inc., as a member of its board of directors from October 2001 to August 2009, serving as Chairman from October 2001 to June 2006, and Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to confirmation of its plan of reorganization under Chapter 11 of the Federal Bankruptcy Code in August 2002. Mr. Ellis, who served as a director of AremisSoft from April 1999 until February 2001, accepted the position at AremisSoft to assist in the reorganization. Mr. Ellis served on the board of directors of PeopleSupport, Inc. from October 2004 to October 2008. Mr. Ellis has served on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University. Among other experience, qualifications, attributes and skills, Mr. Ellis’ knowledge and experience in leading large organizations in the information technology industry and his experience with accounting, financial and auditing matters, as well as with nonprofit companies, led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

David G. Golden joined the Board of Directors in July 2010. Mr. Golden was a Partner, Executive Vice President and most recently Strategic Advisor of Revolution LLC, a private investment company, from March 2006 until December 2011, after spending 18 years, including 5 years as Vice Chairman, with JPMorgan Chase & Co. (and predecessor companies). Mr. Golden has also served as Executive Chairman of Code Advisors, a private merchant bank, since its founding in 2010. Mr. Golden currently serves on the board of directors of Barnes & Noble, Inc. and private companies Everyday Health, Inc., Extend Health, Inc. and Vinfolio, Inc. He also is on the board of trustees of The Branson School. Mr. Golden has served on the boards of directors and advisory boards of several private companies. Mr. Golden holds an AB in Government from Harvard College and a JD from Harvard Law School. Among other experience, qualifications, attributes and skills, Mr. Golden’s knowledge and experience in capital markets, strategic transactions and financial and legal matters led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Other Directors Not Up for Re-election at this Meeting

Marc E. Chardon has served as our President, Chief Executive Officer and a member of the Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984 and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/French dual national. He is an economics honors graduate from Harvard College. Among other experience, qualifications, attributes and skills, as our President and Chief Executive Officer since November 2005, Mr. Chardon’s unique experience and perspective on our business led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Timothy Chou has served on the Board of Directors since June 2007. Mr. Chou co-founded Openwater Networks, a private technology company, in November 2005 and has served on its board of directors since that time. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He served as a director of Embarcadero Technologies, Inc. from July 2000 to June 2007. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and MS and PhD degrees in Electrical Engineering from the University of Illinois Urbana-Champaign. Among other experience, qualifications, attributes and skills, Mr. Chou’s knowledge and experience in the software-as-a-service industry and in senior leadership roles in large organizations in the information technology industry led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

John P. McConnell joined the Board of Directors in March 2006. Mr. McConnell has been the President and Chief Executive Officer of McConnell Golf LLC, a private company, since November 2006. Mr. McConnell served as the President and Chief Executive Officer of A4 Health Systems, Inc., a private company, from December 1998 until its sale in March 2006 to Allscripts Healthcare Solutions, Inc. Mr. McConnell sat on the board of directors of Allscripts from April 2006 until March 2008. He co-founded Medic Computer Systems, Inc. in 1982 and served as its Chief Executive Officer until its sale to Misys plc in 1997. Mr. McConnell also serves on the board of directors of several private entities, including MED3000, Inc. since June 1996 and Clubsoft LLC since January 2011. He holds a BS in finance from Virginia Tech. Among other experience, qualifications, attributes and skills, Mr. McConnell’s knowledge and experience in the information technology industry and strategic transactions led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn Miles has served on the Board of Directors since March 2007. Ms. Miles has been President and Chief Executive Officer of Save the Children Federation, Inc., a nonprofit organization, since September 2011 and has served in various capacities since joining Save the Children Federation in 1998. Prior to joining Save the Children Federation, Ms. Miles worked with American Express Travel-Related Services in New York and Hong Kong and managed a start-up retail operation in Hong Kong. Ms. Miles has served as a trustee of the University of Virginia’s Darden School of Business board since October 2009. She holds an MBA from the Darden School of Business and a BS from Bucknell University. Among other experience, qualifications, attributes and skills, Ms. Miles’ experience with nonprofit companies led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Sarah E. Nash joined the Board of Directors in July 2010. Ms. Nash currently serves on the board of directors of Knoll, Inc., Merrimack Pharmaceuticals, Inc., and Irving Oil Company, a private company. She is trustee of the New York Historical Society, New York-Presbyterian Hospital, the New York Restoration Project, and Washington and Lee University. She is also a member of the Business Leadership Council of City University of New York and the National Board of the Smithsonian Institution. Ms. Nash spent nearly 30 years in investment banking at JPMorgan Chase & Co., retiring as Vice Chairman in 2005. Ms. Nash holds a BA in political science from Vassar College. Among other experience, qualifications, attributes and skills, Ms. Nash’s knowledge and experience in capital markets, strategic transactions, corporate governance and non-profit organizations led to the conclusion of our Nominating and Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Vote Required

The election of each Class B director requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted in the election of directors. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will not be counted for purposes of determining the number of shares represented and voted in the election, and, accordingly, will not affect the election of directors.

CORPORATE GOVERNANCE MATTERS

Information about the Board

The Board of Directors currently comprises eight members, namely Chairman Andrew M. Leitch, Marc E. Chardon, Timothy Chou, George H. Ellis, David G. Golden, John P. McConnell, Carolyn Miles and Sarah E. Nash.

We have historically separated the position of Chairman, currently independent director Andrew M. Leitch, and that of Chief Executive Officer, currently Marc E. Chardon. While the Board of Directors believes the separation of these positions has served our Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. Leitch’s experience in boards of directors and management skills, and Mr. Chardon’s historical experience and understanding of our Company and industry.

Independence of Directors

The Board of Directors has adopted categorical standards or guidelines to assist it in making independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. The Board has determined that the following seven directors are independent within the meaning of the Rule 5605(a)(2) of the Nasdaq Marketplace Rules: Mr. Chou; Mr. Ellis; Mr. Golden; Mr. Leitch; Mr. McConnell; Ms. Miles; and Ms. Nash. As part of such determination of independence, the Board has affirmatively determined that none of these directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director.

Ms. Miles is the President and Chief Executive Officer of Save the Children Federation, a nonprofit organization. Save the Children Federation is a customer of ours and paid us approximately $560,000 and $350,000 for services in 2010 and 2011, respectively, pursuant to standard customer agreements. The Board of Directors carefully considered this relationship and determined that it did not interfere with the exercise of Ms. Miles’ independent judgment in carrying out the responsibilities of a director.

Selection of Nominees for the Board of Directors

The Nominating and Corporate Governance Committee of the Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to the Board and the selection of new directors to serve on the Board. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to the Board. The Committee has not formulated any specific minimum qualifications for director candidates, but has determined certain desirable characteristics, including strength of character, mature judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Our Bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director, whether by inclusion of such business in our proxy materials or otherwise, must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than 75 and not less than 45 days before the meeting at which directors are to be elected. Any such notice must set forth the following: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in the director nomination of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election as a director. Our Bylaws define “Stockholder Associated Person” as (a) any person controlling, directly or indirectly, or acting in concert with, such stockholder, (b) any beneficial owner of our shares of stock owned of record or beneficially by such stockholder and (c) any person controlling, controlled by or under common control with such Stockholder Associated Person. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons as well as its own nominee recommendations.

Board Committees

The Board of Directors has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each committee is composed entirely of independent directors in accordance with Rule 5605(a)(2) of the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”).

Our Audit Committee currently comprises Chairman George H. Ellis, David G. Golden and Andrew M. Leitch. The Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee monitors the integrity of our financial statements, the performance of our internal audit function, the qualifications and independence of our independent registered public accounting firm, the procedures undertaken by the independent registered public accounting firm, and, with the assistance of quarterly reports from our General Counsel and Controller, our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. Its role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm and reviewing capital management. It reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters as appropriate. See “Audit Committee Report” on page 27 of this Proxy Statement.

Our Compensation Committee currently comprises Chairman Sarah E. Nash, Timothy Chou and Andrew M. Leitch. The Compensation Committee reviews and approves all compensation decisions relating to officers, including approving those for the Chief Executive Officer. In addition to reviewing executive officer compensation against that of their contemporaries in our peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executive officers reporting directly to him as well as other officers. The Compensation Committee also annually reviews and approves the compensation of our directors, based on factors it determines appropriate. The Compensation Committee assesses issues relating to recruitment and retention. Finally, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the Committee. See “Compensation Discussion and Analysis” on page 32 of this Proxy Statement.

Our Nominating and Corporate Governance Committee currently comprises Chairman Carolyn Miles, John P. McConnell and Sarah E. Nash. The Nominating and Corporate Governance Committee identifies individuals qualified to become members of the Board of Directors, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines, oversees such Guidelines to ensure compliance with sound corporate governance practices and legal, regulatory and Nasdaq requirements, leads the Board in its annual self-evaluation process and reviews our Company’s governance scores and ratings from third parties and recommends to the Board and our Company’s senior management Company stock ownership guidelines.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by the Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Risk Oversight

While our Company’s senior management has responsibility for the management of risk, the Board of Directors plays a significant role in overseeing this function. The Board regularly reviews our market and business risks during its meetings and each of its committees oversees risks associated with its respective area of responsibility. In particular, the Audit Committee oversees risk related to our accounting, tax, financial and public disclosure processes. It also assesses risks associated with our financial assets. The Compensation Committee oversees risks related to our compensation and benefit plans and policies to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Nominating and Corporate Governance Committee seeks to minimize risks related to governance structure by implementing sound corporate governance principles and practices. Each of the Committees regularly reports to the full Board as appropriate on its efforts at risk oversight and on any matter that rises to the level of a material or enterprise level of risk.

Information Regarding Meetings of the Board and Committees

During 2011, the Board of Directors held eight meetings, and its three committees, the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, collectively held 22 meetings. All of our directors attended at least 75% of the aggregate of all meetings of the Board and the committees on which he or she served during 2011. The following table sets forth 2011 membership and meeting information for each committee of the Board.

Name	Audit	Compensation	Nominating and Corporate Governance
Andrew M. Leitch	X	X
Marc E. Chardon
Timothy Chou		X
George H. Ellis	Chair
David G. Golden	X
John P. McConnell		Chair(1)	X
Carolyn Miles			Chair
Sarah E. Nash		Chair(2)	X
Number of Meetings held in 2011	11	7	4

(1)	Mr. McConnell served as Chair of the Compensation Committee through July 25, 2011.
(2)	Ms. Nash joined the Compensation Committee as Chair on July 25, 2011.

Although we do not have a formal written policy with respect to directors’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2011 Annual Meeting of Stockholders.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. The Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board follows, including, but not limited to, Board and Committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Code of Business Conduct and Ethics and Code of Ethics

The Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees. The Board has also adopted a separate Code of Ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer (our principal accounting officer), controller, or persons performing similar functions. We will provide copies of our Code of Business Conduct and Ethics and Code of Ethics without charge upon request. To obtain a copy of our Code of Business Conduct and Ethics or Code of Ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our Code of Business Conduct and Ethics and Code of Ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

AMENDMENT TO THE BLACKBAUD, INC. 2008 EQUITY INCENTIVE PLAN TO

INCREASE ITS SHARE RESERVE

We are asking our stockholders to approve an amendment to the Plan to increase the number of shares of our common stock reserved for issuance thereunder by 7,000,000 shares. As of April 23, 2012, of the 7,126,520 shares of our common stock originally reserved for issuance under the Plan, only 855,723 shares remained. In accordance with the Plan, the number of shares of our common stock available for issuance under the Plan is reduced by one share for each share granted pursuant to stock option and SAR awards, and two shares for each share granted pursuant to all other types of awards made under the Plan. No stock options have been granted under the Plan. Following is a summary of the equity awards made pursuant to the Plan as of April 23, 2012, not accounting for cancellations.

Equity Awards Made as of April 23, 2012	Number of Shares Subject to Award
Restricted Stock	2,178,222 shares

Stock-settled stock appreciation rights (“SARs”)

•      1,789,380 shares subject to outstanding SARs, 526,697 of which are vested and 1,262,683 of which are unvested. Outstanding SARs have a weighted average price of $24.45 and a weighted average remaining term of 5.4 years.

•      203,812 shares resulting from SAR exercises

Performance-Based Restricted Stock Units (“PRSUs”)	280,995 shares, assuming maximum performance is attained, 16,302 of which have been earned and 264,693 of which have not been earned

Our annual burn rate for 2011 was 3.65%. We define burn rate as the percentage of total granted or earned equity awards under the Plan divided by the weighted average number of shares our common stock outstanding. As of April 23, 2012, approximately 2,300 employees and seven non-employee directors were eligible to participate in the Plan. The closing price of our common stock on the Nasdaq Global Select Market on April 23, 2012 was $31.22. Based on this price, the 7,000,000 shares proposed to be added to the Plan would have a market value of approximately $218,540,000.

The Board of Directors believes that the increase in the share reserve is necessary for us to continue to attract and retain the highest caliber of employees, link incentive awards to Company performance, encourage employee ownership in our Company and align the interests of employees and directors with those of our stockholders. As noted elsewhere in this Proxy Statement, we recently began granting PRSUs under the Plan to help meet these objectives. Increasing the Plan’s share reserve will allow us to continue to provide a variety of equity awards as part of our compensation program, an important tool for motivating, attracting and retaining talented employees and for creating stockholder value. It supports our balanced approach to executive compensation, wherein we use a mix of components, including equity awards, to facilitate management decisions that favor longer term stability. If the additional 7,000,000 shares subject to stockholder approval are not approved, the Board believes that the remaining 855,723 shares of common stock reserved for issuance under the Plan will be insufficient to accomplish the purposes of the Plan.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted is required to approve the amendment of the Plan. In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, however, they will not be counted for purposes of determining the number of shares represented and voted at the meeting, and accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR amending the Plan to increase its share reserve.

Following is a summary of the terms of the Plan, including the amendment to the share reserve set forth in Proposal Two. The full text of the Blackbaud, Inc. 2008 Equity Incentive Plan, as amended is set forth in Appendix A to this Proxy Statement.

Key Provisions

Following are the key provisions of the Blackbaud, Inc. 2008 Equity Incentive Plan, as amended:

Provision of Plan	Description
Eligible Participants	Employees, directors and consultants of the Company (except that only employees are eligible for incentive stock options)

Share Reserve

•      An aggregate total of 14,126,520 shares, 7,000,000 of which are subject to stockholder approval pursuant to Proposal Two

•      The reserved shares will be reduced (i) by one share for each share granted pursuant to stock options or SARs, awarded under the Plan, and (ii) by two shares for each share granted pursuant to all other types of awards made under the Plan

Award Types	• Incentive stock options • Nonstatutory stock options • Restricted stock awards • Restricted stock unit awards • SARs • Performance stock awards • Other stock-based awards

Vesting	• Determined by the Board of Directors

Award Limits

•      No more than an aggregate of 6,000,000 shares may be issued to all participants pursuant to incentive stock options

•      No more than 2,000,000 shares may be issued to a single participant pursuant to performance stock awards in a calendar year

Bar on Repricings	• Repricing of outstanding stock awards is not permitted without stockholder approval, except for certain ratable capitalization adjustments as set forth in the Plan

Plan Termination Date	April 24, 2018

Administration

The Board of Directors has the power to administer the Plan, and has delegated that power to its Compensation Committee, which consists of independent directors. Any committee administering the Plan may consist of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or of two or more “outside directors” within the meaning of Section 162(m) of the Code. For equity awards to employees other than the named executive officers, the Plan also permits delegation of administration of the Plan to one or more of our “officers” within the meaning of Section 16 of the Exchange Act, and the rules and regulations promulgated thereunder.

The administrator of the Plan has the authority to implement, construe and interpret its provisions. Among other things, the administrator has the power to determine award recipients and the terms of awards, including the exercise price, the number of shares subject to each award, the timing, terms and conditions of the exercisability or vesting of stock awards and the form of consideration payable at exercise. The administrator has the power to approve forms of award agreements, and to adopt procedures and sub-plans to permit employees, directors or consultants who are foreign nationals or employed outside the United States to participate in the Plan.

Stock Subject to the Plan

An aggregate total of 14,126,520 shares of our common stock are subject to the Plan, of which 6,270,797 shares had been allocated to prior awards as of April 23, 2012 and 7,000,000 shares are subject to stockholder approval in Proposal Two. The share reserve also may be increased from time to time by a number of shares equal to the number of shares of common stock that (i) were issuable pursuant to awards outstanding under the 2004 Stock Plan and (ii) but for the termination of the 2004 Stock Plan as to future grants, would otherwise have reverted to and been eligible for granting under the 2004 Stock Plan. The Board or its committee may not provide for any other increase in the shares reserved under the Plan without the approval of a majority of the votes cast in person or by proxy by our stockholders.

The share reserve under the Plan is a fungible share reserve, which means that for awards granted under the Plan, the number of shares of stock available for issuance under the Plan will be reduced by (i) one share for each share granted pursuant to stock options or SARs awarded under the Plan, and (ii) two shares for each share granted pursuant to all other types of awards granted under the Plan.

The shares of common stock subject to stock awards granted under the Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the share reserve under the Plan and be available for issuance under the Plan. However, any shares that are withheld to satisfy tax requirements or that are used to pay the exercise or purchase price of a stock award will not return to the share reserve and may not be issued under the Plan. In addition, upon exercise of a SAR, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the SAR is exercised, regardless of whether the SAR is settled in cash or common stock or the number of shares of common stock issued upon exercise of the SAR.

Terms of Options

A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. Stock option grants may be incentive stock options or nonstatutory stock options; however, no more than 6,000,000 shares of common stock may be issued under the Plan pursuant to the exercise of incentive stock options. Each option shall be evidenced by a stock option agreement. The Board determines the terms of a stock option, including the exercise price, the form of consideration to be paid on exercise, the vesting schedule, restrictions on transfer and the term. The exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (for an incentive stock option 110% if the optionee is a 10% holder). The term of an option will not be longer than ten years (five years if the optionee is a 10% holder) and may be subject to restrictions on transfer. No employee may be granted during any calendar year stock option grants (or SAR grants as described below) covering more than 2,000,000 shares of common stock. When exercised, the exercise price may be paid in a form permitted by the stock option agreement, which may include payment in cash, by check, bank draft, or money order payable to us, pursuant to a program developed under Regulation T promulgated by the Federal Reserve Board, by delivery of other shares of common stock, by a “net exercise” arrangement, or by any other means acceptable to the Board and permissible under applicable law.

If a participant’s service terminates before the stock option grant is fully vested, all of the unvested options may be forfeited, as provided for in the stock option grant. Vested options generally expire three months after termination of an optionee’s service (or such longer or shorter period as set forth in the option agreement). As set forth in the Plan, the optionee generally (subject to the terms of the option agreement) will have 12 months to exercise when termination is due to disability or death. No option may be exercised beyond the expiration of its term.

Terms of Restricted Stock Awards

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the Board of Directors. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock awards, including the size of the restricted stock award, the price (if any) to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The restricted stock award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares may be forfeited to, or repurchased by, the Company, as provided for in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. The Board of Directors sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule, any performance criteria and the form (stock or cash) in which the award will be settled. When a participant’s service terminates, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement.

Terms of Stock Appreciation Rights

A SAR is the right to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date for the number of shares of our common stock that are exercised. SARs may be granted as stand-alone stock awards or in tandem with other stock awards. Each SAR is evidenced by an agreement specifying the exercise price, vesting schedule, number of shares granted and the other terms of the SAR. No employee may be granted during any calendar year SAR grants (or stock option grants as described above) covering more than 2,000,000 shares of common stock.

When a SAR is exercised, the holder is entitled to an amount equal to the difference between (a) the fair market value of a share of our common stock on the date the SAR was granted and (b) the fair market value of a share of our common stock on the date the SAR is exercised. We may pay the amount of the appreciation in cash or shares of our common stock, a combination of both or in any other form of consideration determined by the Board of Directors and set forth in the SAR agreement. If a participant’s service terminates before a SAR is vested, it will be forfeited, as provided for in the SAR grant. Vested SARs generally terminate three months after termination of a holder’s service or as set forth in the SAR agreement.

Terms of Performance Stock Awards

Performance Stock Awards

As noted elsewhere in this Proxy Statement, we recently began granting PRSUs under the Plan to reinforce our pay-for-performance compensation philosophy. A performance stock award, such as a PRSU, may be granted, may vest, or may be exercised upon the achievement of pre-determined performance goals. The Board of Directors, or a committee of the Board, establishes the relevant goals based upon performance criteria outlined in the Plan. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or a committee of the Board. When calculating the attainment of performance goals, the Board may exclude restructuring and/or other nonrecurring charges, exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings, the effects of changes to GAAP standards required by the Financial Accounting Standards Board (“FASB”), the effects of any statutory adjustments to corporate tax rates and the effects of any extraordinary items as determined under GAAP principles. The maximum number of shares of our common stock that may be granted to any participant in a calendar year attributable to performance stock awards under the Plan shall not exceed 2,000,000 shares of stock. In addition, to the extent permitted by applicable law and the award agreement, the Board (or committee as applicable) may determine that cash may be used in payment of performance stock awards.

Performance Criteria

Performance goals must be based on one or more of the following criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation (“EBIT”); (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return (“TSR”); (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) orders and revenue; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent measure); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) stockholders’ equity; (xxxi) quality measures; and (xxxii) to the extent that an award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board of Directors.

Terms of Other Awards

The Board of Directors may grant other incentive awards that are based in whole or in part by reference to the value of our common stock. Subject to the provisions of the Plan, the Board has the authority to determine the persons to whom and the dates on which such other awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the Plan.

Changes to Capital Structure

In the event any change is made in the shares subject to the Plan or any stock award granted under the Plan, whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise, the Board of Directors will ratably and appropriately adjust: (a) the class(es) and maximum number of securities subject to the Plan; (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options; (c) the class(es) and maximum number of securities (or amount of cash consideration) that may be awarded to any person pursuant to performance stock awards and other stock-based awards intended to satisfy the requirements of Section 162(m) of the Code (such as options and SARs); and (d) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions; Changes in Control

In the event of a corporate transaction (as such term is defined in the Plan), outstanding stock awards under the Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) any stock awards that are held by individuals performing services for us immediately prior to the effective time of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective time of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective time of the corporate transaction.

Notwithstanding the foregoing, if a stock award would terminate if not exercised prior to the effective time of a corporate transaction, the Board of Directors, in its sole discretion, may provide that the holder of such stock award may not exercise it but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property such holder would have received upon exercise of the stock award (including, at the discretion of the Board, any unvested portion of the stock award) over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as such term is defined in the Plan) as may be provided in the stock award agreement or as may be provided in any other written agreement between us or any of our affiliates and the participant; however, in the absence of such provision, no such acceleration shall occur.

Duration, Suspension, Termination, and Amendment

The Board of Directors may suspend or terminate the Plan at any time. The Plan is scheduled to terminate on April 24, 2018. No awards may be granted under the Plan while the Plan is suspended or after it is terminated.

The Board of Directors may amend the Plan at any time. However, if legal, regulatory or listing requirements require stockholder approval, the amendment will not go into effect until the stockholders have approved the amendment.

Tax Withholding

The Board of Directors may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment, (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award, (c) withholding cash from an award settled in cash or other amounts payable to the participant, and/or (d) by other method set forth in the award agreement.

Summary of Federal Income Tax Consequences of the Plan

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, the Company will not be entitled to any income tax deduction.

If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options

Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option so long as the exercise price is equal to the fair market value of the stock on the date of grant. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares purchased. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Restricted Stock

A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. The Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

Restricted Stock Units

No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Appreciation Rights

A participant recognizes no taxable income upon the receipt of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR, except to the extent such deduction is limited by applicable provisions of the Code.

Performance Stock Awards

A participant generally will recognize no income upon the grant of a performance stock award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Deductions

Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation.

In accordance with Treasury Regulations (defined below) issued under Section 162(m) of the Code, compensation attributable to awards of stock options and SARs will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the plan is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. It is intended that options and SARs granted under the Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation. “Treasury Regulations” means the temporary and final regulations promulgated by the United States Department of the Treasury pursuant to the Code.

Further, in accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to restricted stock awards, restricted stock unit awards and performance stock awards granted under a plan will qualify as performance-based compensation if (i) the award is granted by a compensation committee composed solely of “outside directors,” (ii) the award becomes vested or is settled, as applicable, only upon the achievement of a performance goal based upon objective business criteria established in writing by the compensation committee while the outcome is substantially uncertain, (iii) the compensation committee certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms that may be incorporated into an award by the compensation committee (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal). It is intended that the Committee may grant restricted stock awards, restricted stock unit awards and performance stock awards under the Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

The foregoing is only a summary, based on the current Code and Treasury Regulations thereunder, of the U.S. federal income tax consequences to the participant and the Company with respect to the grant and exercise of options and other awards under the Plan. The summary does not purport to be complete, and it does not address the tax consequences of the participant’s death, any tax laws of any municipality, state or foreign country in which a participant might reside, or any other laws other than U.S. federal income tax laws.

PROPOSAL THREE

AMENDMENTS TO THE BLACKBAUD, INC. 2008 EQUITY INCENTIVE PLAN TO PROVIDE FOR CASH INCENTIVE AWARDS EXEMPT FROM SECTION 162(m) AND TO RENAME THE PLAN, AND RE-APPROVAL OF THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN

In addition to Proposal Two, we also are asking our stockholders in Proposal Three to approve amendments to the Plan to provide cash incentive awards that are exempt from the $1 million deduction limit of Section 162(m) of the Code and to rename the Plan the “Blackbaud, Inc. 2008 Incentive Plan,” as set forth in the Amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan, attached as Appendix B to this Proxy Statement. We are also asking our stockholders to reapprove the material terms of the performance goals under the Plan. Regular re-approval (at least once every five years) of the material terms of the performance goals is a condition for the continued qualification of the Plan’s grant of performance compensation that is exempt from the $1 million deduction limit of Section 162(m) of the Code. Re-approval at this time will allow the Plan to meet that exemption without re-approval by stockholders until the first annual meeting of stockholders in 2017.

We believe that the effective use of incentive compensation, including performance-based cash incentive awards, is essential to attract, motivate and retain employees of our Company, to further align participants’ interests with those of our stockholders, and to provide participants incentive compensation opportunities which are competitive with other companies in the same industry as ours. As is the case with performance stock awards under the Plan, we believe that it is in the best interests of our Company and stockholders to provide cash incentive awards to our Chief Executive Officer and certain other high level executive officers that are exempt from the $1 million deduction limit of Section 162(m) of the Code. Under Section 162(m), compensation paid to our Chief Executive Officer and certain executive officers in excess of $1 million in any fiscal year is not deductible from the Company’s taxable income unless it constitutes performance-based compensation. For cash incentive awards to constitute performance-based compensation, they must be granted under a plan that is approved by stockholders and be paid only upon the satisfaction of performance goals based on objective performance criteria. The approval of the amendments to the Plan will enable us to provide cash incentive awards to our Chief Executive Officer and other high level executives that will be exempt from the $1 million limit on tax-deductible compensation. The re-approval of the material terms of the performance goals under the Plan, as required by Section 162(m) of the Code, will enable us to continue to provide performance stock awards and incentive cash awards to certain executive officers exempt from the $1 million limit on tax-deductible compensation without re-approval by stockholders until the first annual meeting of stockholders in 2017. The material terms of the performance goals under the Plan are described beginning on page 16 of this Proxy Statement and are not subject to any of the amendments to the Plan we are asking our stockholders to approve this year.

We do not plan to award additional or higher cash bonuses or performance stock awards if Proposal Three is approved than we would if not approved. If Proposal Three is not approved, some of the compensation paid to our Company’s executive officers might not be tax deductible to our Company resulting in additional taxable income for our Company, which we believe would adversely affect our ability to offer effective incentives to participants that are consistent with emerging market practices.

Vote Required, Board Recommendation, Relation of Proposals Two and Three

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting and voted is required to approve the amendments to the Plan and reapprove the material terms of the performance goals under the Plan. In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, however, they will not be counted for purposes of determining the number of shares represented and voted at the meeting, and accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that the stockholders vote FOR the amendments to the Plan and the re-approval of the material terms of the performance goals under the Plan.

We also recommend that our stockholders vote FOR Proposal Two to increase the Plan’s share reserve. Each of the proposals set forth in this Proxy Statement regarding the Plan are independent of each other. Accordingly, if the proposed increase to the Plan’s share reserve set forth in Proposal Two is approved by our stockholders and Proposal Three is not, then the amendments set forth in Appendix B to this Proxy Statement and the re-approval of the material terms of the performance goals in the Plan will not be effective, and vice versa.

Summary of the Amendments to the Plan set forth in Proposal Three

Following is a summary of the key provisions of the Plan that would be implemented if our stockholders approve Proposal Three. The full text of the Amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan is attached as Appendix B to this Proxy Statement.

Provision	Description
New Name	Blackbaud, Inc. 2008 Incentive Plan

New Award Type	Cash incentive awards

Eligible Participants for Cash Incentive Awards	Employees selected by the Board of Directors

Performance Goals and Allowable Performance Criteria for Cash Incentive Awards	Same objective goals and criteria as for performance stock awards

Maximum	The maximum amount of cash incentive awards that may be granted to a participant for any 12-month period during a performance period is $3,000,000

Vesting	Determined by the Board of Directors

Administration of Cash Incentive Awards	Our independent Compensation Committee will administer these cash incentive awards. The Plan requires that a committee of the Board of Directors consisting entirely of outside directors will establish the specific performance goals for cash incentive awards for those employees subject to the deduction limits of Section 162(m) of the Code. That Committee will determine whether and to what extent the performance goals for these awards have been met and will certify the amounts owed under the performance goals. The Board may decrease the amount of any cash incentive award for any employees who are subject to the deduction limits of Section 162(m) of the Code that would otherwise be due based on meeting the performance goals, but may not increase such amount.

Payment	Payment of cash incentive awards will be made upon certification by the Board of Directors (or the Committee of outside directors for those employees subject to the deduction limits of Section 162(m) of the Code) of the satisfaction of the performance goals and the amount so determined by such satisfaction.

Federal Income Tax Consequences of Performance-Based Cash Incentive Awards	Payment of cash incentive awards made to our employees has no special tax status. An employee will have ordinary income for the entire amount of payment when paid. Generally, the Company will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

PROPOSAL FOUR

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In deciding how to vote on Proposal Four, the Board of Directors urges you to specifically consider our executive compensation philosophy, program and practices and the changes we made in response to last year’s Say-on-Pay vote, all of which are summarized below and more fully described under “Compensation Discussion and Analysis” beginning on page 32 of this Proxy Statement.

Background

At the 2011 Annual Meeting of Stockholders, holders of 53.8% of our outstanding stock voting on the matter voted against and holders of 46.2% voted for our Say-on-Pay proposal. The Board of Directors takes stockholder input seriously and directed us to explore potential reasons why our Say-on-Pay vote did not get majority approval last year. In response, we took the following actions, each of which is fully described under “Compensation Discussion and Analysis” in this Proxy Statement:

•

We amended Mr. Chardon’s employment agreement to eliminate its automatic renewal feature, eliminate the tax gross-up for penalties imposed by Section 409(A) of the Code and implement a clawback of Mr. Chardon’s incentive-based compensation in certain circumstances;

•

We eliminated Mr. Chardon’s annual equity award payable in SARs as provided in his former employment agreement and replaced it with a potential grant of performance-based restricted stock units to reinforce our commitment to pay-for-performance compensation and increase the amount of Mr. Chardon’s “at-risk” compensation; and

•	We granted PRSUs to all our named executive officers to reinforce our commitment to pay-for-performance.

The Board of Directors recognizes the interest our stockholders have expressed in how we compensate our named executive officers. At the 2011 Meeting of Stockholders, in accordance with the Board’s recommendation, our stockholders endorsed an annual Say-on-Pay vote. As part of its commitment to our stockholders, the Board is submitting a Say-on-Pay proposal for stockholder consideration again this year and has decided to hold an annual advisory stockholder vote on executive compensation at least until the next Say-on-Pay frequency vote. In 2012, the Board is also committed to review any non-performance-based equity opportunities for named executive officers.

The Say-on-Pay vote is not intended to address any specific item of compensation, but rather our overall compensation philosophy, program and practices as they relate to the named executive officers. While your vote is advisory and will not be binding on the Board of Directors or us, we strive to align our corporate governance with the interests of our long term stockholders. As it did last year, the Board will take into account the outcome of this year’s Say-on-Pay vote when considering future compensation plans.

Say-on-Pay Proposal

The Board of Directors believes it has responded appropriately to the concerns raised about our executive compensation in the 2011 Say-on-Pay vote by amending Mr. Chardon’s employment agreement and maintaining our emphasis on performance-based compensation. The Board believes that our executive compensation is a competitive advantage in attracting and retaining the high caliber of executive talent necessary to drive our business forward and build sustainable value for our stockholders. Accordingly, we are asking our stockholders to vote FOR following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Proxy Statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2011 and the other related tables and disclosures).”

Effect of Say-on-Pay Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting is required to approve, on an advisory basis, the compensation of our named executive officers. In accordance with Delaware law, abstentions will be counted for purposes of determining the presence or absence of a quorum, but broker non-votes will not. Abstentions and broker non-votes will be counted for purposes of determining the number of shares represented and voted in the election, and, accordingly, will affect the outcome of the Say-on-Pay vote.

As indicated above, the vote on Proposal Four is advisory and will not be binding on the Board of Directors or us, and will not be construed as overruling any decision by the Board or us. Your vote will not be construed to create or imply any change to the fiduciary duties of the Board or us, or to create or imply any additional fiduciary duties for the Board or us. However, because the Board values your opinions as expressed through votes and other communications with us, as was the case after last year’s Say-on-Pay vote, it and our Compensation Committee will carefully review the 2012 Say-on-Pay voting results in an effort to better understand any issues or concerns you may have with our executive compensation. Stockholders who want to communicate with the Board on executive compensation or other matters should refer to “Communications with the Board of Directors” on page 12 of this Proxy Statement for additional information.

The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, FOR our 2011 executive compensation.

PROPOSAL FIVE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) to audit our consolidated financial statements for the fiscal year ending December 31, 2012 and recommends that stockholders vote for the ratification of such appointment. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of PwC to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in the best interests of our Company and our stockholders.

PwC has audited our financial statements annually since 2000. Representatives of PwC are expected to be present at the 2012 Annual Meeting of Stockholders with the opportunity to make a statement if they desire to do so and respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote that are present or represented at the meeting. In accordance with Delaware law, abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes also will be counted for purposes of determining the number of shares represented and voted at the meeting the election, and, accordingly, will affect the outcome of this proposal.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2011, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 5605(a)(2) of the Nasdaq Marketplace Rules and Section 10A(m)(3) of the Exchange Act: Chairman George H. Ellis; David G. Golden; and Andrew M. Leitch. The Board of Directors has determined that Mr. Ellis is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by the Board, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

PwC has served as our independent registered public accounting firm since 2000 and audited our consolidated financial statements for the years ended December 31, 2000 through December 31, 2011.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages an independent registered public accounting firm, the Audit Committee pre-approves the engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PwC in 2010 and 2011. A description of these various fees and services follows the table.

	2010	2011
Audit Fees	$866,815	$1,146,569
Audit-Related Fees	69,303	375,694
Tax Fees	—	100,639
All Other Fees	1,620	1,944

Total	$937,738	$1,624,846

Audit Fees

The aggregate fees billed to us by PwC in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were $866,815 and $1,146,569 for the years ended December 31, 2010 and 2011, respectively. The increase in audit fees during 2011 was primarily due to unexpected year-end accounting adjustments.

Audit-Related Fees

The aggregate audit-related fees billed to us by PwC for the year ended December 31, 2010 were $69,303, related to procedures performed for a SAS 70 internal control report and $375,694 for the year ended December 31, 2011, related to procedures performed for SAS 70 internal control reports and due diligence procedures in connection with our acquisition of Everyday Hero Pty. Ltd. and the proposed acquisition of Convio, Inc.

Tax Fees

The tax fees billed to us by PwC for the year ended December 31, 2011 were $100,639, primarily related to transfer pricing documentation and consultations with respect to various international tax matters.

All Other Fees

The other fees billed to us by PwC were $1,620 and $1,944 for the years ended December 31, 2010 and December 31, 2011, respectively, related to our subscription to PwC’s on-line technical accounting research software.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2010 and 2011 was compatible with maintaining the independence of PwC.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

George H. Ellis, Chairman

David G. Golden

Andrew M. Leitch

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 23, 2012, unless otherwise noted below, for the following:

•	Each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	Each of the named executive officers named in the Summary Compensation table;

•	Each director; and

•	All current directors and executive officers as a group.

Applicable percentage ownership is based on 45,134,984 shares of common stock outstanding as of April 23, 2012, unless otherwise noted below, together with applicable options and SARs for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options and SARs currently exercisable, or exercisable within 60 days after April 23, 2012, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options and SARs, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Eaton Vance Management(3)	5,716,867	—	—	5,716,867	12.67%
2 International Place
Boston, Massachusetts 02110
Neuberger Berman Group LLC(4)	4,696,476	—	—	4,696,476	10.41%
605 Third Avenue
New York, New York 10158
Brown Capital Management, LLC(5)	3,436,584	—	—	3,436,584	7.61%
1201 North Calvert Street
Baltimore, Maryland 21202
BlackRock, Inc.(6)	3,270,158	—	—	3,270,158	7.25%
40 East 52nd Street
New York, New York 10022
Macquarie Group Limited(7)	3,215,349	—	—	3,215,349	7.12%
No. 1 Martin Place
Sydney, New South Wales, Australia
Generation Investment Management LLP(8)	2,815,387	—	—	2,815,387	6.24%
One Vine Street
London, United Kingdom WIJ 0AH
The Vanguard Group, Inc.(9)	2,441,142	—	—	2,441,142	5.41%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355
Columbia Wanger Asset Management, LLC(10)	2,362,500	—	—	2,362,500	5.23%
227 West Monroe Street, Suite 3000
Chicago, Illinois 60606
Kayne Anderson Rudnick Investment Management LLC(11)	2,319,483	—	—	2,319,483	5.14%
1800 Avenue of the Stars, 2nd Floor
Los Angeles, California 90067

Name of Beneficial Owner	Shares Owned		Shares Under Exercisable Options(1)	Shares Under Exercisable SARs(2)	Total Shares Beneficially Owned	Percentage Beneficially Owned
Marc E. Chardon	69,476	(12)	—	314,070	383,546	*
Charles T. Cumbaa(13)	31,277		—	85,093	116,370	*
Timothy V. Williams(14)	31,521		—	86,083	117,604	*
Kevin W. Mooney	30,160		—	46,938	71,098	*
John P. McConnell	51,611		—	—	51,611	*
Jana B. Eggers	14,173		—	8,110	22,283	*
Timothy Chou	18,968		—	—	18,968	*
George H. Ellis	14,511		—	—	14,511	*
Anthony W. Boor(14)	14,124		—	—	14,124	*
David G. Golden	10,248		—	—	10,248	*
Sarah E. Nash	10,248		—	—	10,248	*
Andrew M. Leitch	9,480		—	—	9,480	*
Carolyn Miles	—		—	—	—	—
All current executive officers and directors as a group (15 persons)	350,831		—	591,987	942,818	2.09%

*	Less than one percent.
(1)	Includes only options exercisable within 60 days of April 23, 2012.
(2)	Includes only SARs exercisable within 60 days of April 23, 2012.
(3)	Based on information contained in Schedule 13G/A filed with the SEC on January 10, 2012 by Eaton Vance Management. Eaton reported that it has sole voting and dispositive power over 5,716,867 shares.
(4)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2012 by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds, none of which directly own or have any economic interest in any shares. As investment advisers, certain affiliated persons that Neuberger Berman Group LLC controls have investment and voting power with respect to the shares held. By reason of Rule 13d-3 of the Exchange Act, each of Neuberger Berman Group LLC and Neuberger Berman LLC have shared voting power over 4,224,681 shares and shared dispositive power over 4,696,476 shares. Neuberger Berman Management LLC and Neuberger Berman Equity Funds have shared voting and dispositive power over 4,154,561 shares and 3,764,403 shares, respectively. Each of Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and certain affiliated persons disclaim beneficial ownership of all such shares.
(5)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2012 by Brown Capital Management, LLC. Brown reported that it has sole voting power over 2,044,483 shares and sole dispositive power over 3,436,584 shares.
(6)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc. BlackRock reported that it has sole voting and dispositive power with respect to 3,270,158 shares. On Schedule 13G/A, BlackRock does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(7)	Based on information contained in Schedule 13G filed with the SEC on February 10, 2012 by Macquarie Group Limited, Macquarie Bank Limited, Delaware Management Holdings, Inc. and Delaware Management Business Trust. On the Schedule 13G, Macquarie Group Limited reported that it has sole voting and dispositive power over 3,215,349 shares. Macquarie Group Limited is the parent of Macquarie Bank Limited, Delaware Management Holdings, Inc. and Delaware Management Business Trust.
(8)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2012 by Generation Investment Management LLP. Generation reported that it has sole voting power over 1,986,929 shares and sole dispositive power over 2,815,387 shares.
(9)	Based on information contained in Schedule 13G/A filed with the SEC on February 9, 2012 by The Vanguard Group, Inc. Vanguard reported that it has sole voting power over 61,676 shares, sole dispositive power over 2,379,466 shares and shared dispositive power over 61,676 shares.
(10)	Based on information contained in Schedule 13G/A filed with the SEC on February 13, 2012 by Columbia Wanger Asset Management, LLC. Columbia reported that it has sole voting power over 2,143,898 shares and sole dispositive power over 2,362,500 shares.

(11)	Based on information contained in Schedule 13G/A filed with the SEC on February 8, 2012 by Kayne Anderson Rudnick Investment Management LLC. Kayne reported that it has sole voting and dispositive power with respect to 2,319,483 shares.
(12)	Includes 2,800 shares held by Mr. Chardon’s spouse.
(13)	Includes 3,500 shares held by trusts established for Mr. Cumbaa’s children.
(14)	Mr. Boor became our Senior Vice President and Chief Financial Officer effective November 14, 2011 after his predecessor, Mr. Williams, retired from the Company effective November 11, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors and any person or entity who owns more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them. Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2011 and through April 27, 2012, all our officers, directors and, to our knowledge, 10% stockholders complied with all applicable Section 16(a) filing requirements.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis (“CD&A”) with our Company’s management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is filed with the SEC.

THE COMPENSATION COMMITTEE OF

THE BOARD OF DIRECTORS

Sarah E. Nash, Chair

Timothy Chou

Andrew M. Leitch

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program is designed to reward our senior management for effectively building stockholder value. This CD&A describes our executive compensation philosophy, program and practices. It focuses on the compensation of our named executive officers for fiscal year 2011, who were:

•	Marc E. Chardon, our President and Chief Executive Officer;

•	Anthony W. Boor, our current Senior Vice President and Chief Financial Officer;

•	Timothy V. Williams, our former Senior Vice President and Chief Financial Officer;

•	Charles T. Cumbaa, our President, Enterprise Customer Business Unit (“ECBU”);

•	Jana B. Eggers, our Senior Vice President, Products and Marketing; and

•	Kevin W. Mooney, our President, General Market Business Unit (“GMBU”).

In addition, this CD&A describes our response to last year’s Say-on-Pay vote.

2011: A Year of Accelerated Growth and Positive Financial Performance

We are the leading global provider of software and related services designed specifically for nonprofit organizations. Our customers use our products and services to help increase donations, reduce fundraising costs, build online communities and improve communications with constituents, manage their finances and optimize operations. Through the strength of our business model and senior leadership team, we delivered on our strategic priorities last year despite continued uncertainty in the macroeconomic environment. In particular, we:

•	Grew our Enterprise CRM customer base with 23 new CRM customers;

•	Accelerated the adoption of our newer offerings, including REi and Altru;

•	Extended our leadership position in the online fundraising segment;

•	Grew our international business and completed the strategic acquisition of Everyday Hero in Australia; and

•

Executed against our product roadmap by bringing new offerings to market, including in the area of donor acquisition list analytics to enhance our database management service offerings, via our acquisition of Public Interest Data, LLC.

These accomplishments and others resulted in a year of positive financial performance for our Company, demonstrated as follows:

Performance Measure	2011 Results	Change from 2010	Comments
Annual Revenue	$370.9 million	14% increase	Our revenue growth in 2011 is principally due to a record breaking number of new CRM customers

Cash Flow from Operations	$85.5 million	52% increase	Our growth in cash flow from operations in 2011 is principally due to both fluctuations in the timing of income tax payments and improvement in our accounts receivable collections

TSR	As of December 31, 2011, our 1-year TSR of 8.85% and 3-year TSR of 29.78% were both above industry median	Made significant improvement over 2010 when our 1-year TSR and 3-year TSR were both below industry median	TSR is calculated against the GICS 4510 industry group of software and services companies

In 2011, we were also recognized as #198 on InformationWeek 500, an annual listing of the nation’s most innovative users of business technology. We were ranked #144 in Software Magazine’s Software 500 ranking of the world’s largest software-as-a-service providers and were the largest provider of nonprofit software on the Software 500 list. Most recently, we were ranked the top technology firm on the ZDNet CRM Watchlist for 2012.

Overview of Compensation Philosophy and Program

Our compensation program is designed to reward achievement of quantitative performance goals directly related to generating positive returns for our stockholders and to attract, retain and motivate our leaders in an increasingly competitive talent market. The components of our compensation program are:

Component	Description
Base Salaries	Provide competitive fixed pay based on individual experience and contributions, corporate performance, historical compensation practices for our executive officers, and peer group analyses

Annual Cash Bonuses	Determine a majority of the annual cash bonus based on our performance in relation to predetermined Company objectives

Equity Awards	Consist of restricted stock, SARs (which only provide value to executive officers if our stock price appreciates), and PRSUs (which are payable only upon the attainment of pre-established performance measures during a specified period)

“Double-Trigger” Change in Control Severance Payments	Provide severance payments to our executive officers only upon termination of employment within 12 months of a change in control of our Company

Benefits and Perquisites	Generally provide the same benefits and perquisites to executive officers as all of our employees

Key Changes to Executive Compensation since the 2011 Say-on-Pay Vote

Last year, holders of 53.8% of our outstanding stock voting on the matter voted against and holders of 46.2% voted for our Say-on-Pay proposal. In response, the Board of Directors directed our Compensation Committee to complete an in-depth analysis of our executive compensation with Compensia, focusing on Mr. Chardon’s employment agreement and compensation package. In addition, it directed senior management to analyze recommendations made in connection with our 2011 Say-on-Pay proposal and contact many of our stockholders to better understand potential reasons for the results of the 2011 Say-on-Pay vote. As a result of what we learned, we amended Mr. Chardon’s employment agreement and reinforced our commitment to performance-based compensation in our compensation program, as more fully described under “Response to the 2011 Say-on-Pay Vote” on page 46 of this Proxy Statement.

2011 Executive Compensation Actions

For 2011, our Compensation Committee continued its practice of using cash and equity compensation programs and practices focused on creating incentives for our executive officers to achieve our financial and operational objectives and foster sustainable stockholder value. The key compensation actions our Compensation Committee undertook in 2011 were as follows:

•	Increased base salaries of our named executive officers by between 2.5% and 3.5% from their 2010 levels;

•

Awarded cash bonuses to our named executive officers that were, on average, 80% of each executive’s target bonus, including a cash bonus to Mr. Chardon in the amount of $436,859, which was 88% of his 2010 cash bonus;

•

Approved equity awards consisting of restricted stock, time-based SARs (except for Mr. Chardon) and PRSUs, all at levels that met competitive market concerns, supported our retention objectives, and rewarded individual performance; and

•	Amended Mr. Chardon’s employment agreement to address concerns from the 2011 Say-on-Pay vote.

2011 Corporate Governance Highlights

During 2011, we maintained the following corporate governance best practices, including:

•	The Compensation Committee is composed solely of independent directors;

•	The Compensation Committee retains its own independent compensation consultant that performs no other consulting or other services for our Company;

•

The Compensation Committee conducts an annual review of our executive compensation program, including a review of our compensation-related risk profile to ensure that any compensation-related risks are not reasonably likely to have a material adverse effect on our Company;

•	Our employment agreements and retention agreements provide for “double-trigger” change in control severance payments;

•	We do not favor non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) to executive officers that are not available to our employees generally; and

•	The Plan does not permit stock option exchanges or repricing without stockholder approval.

Executive Compensation Process

The Compensation Committee works closely with its independent compensation consultant and management to address executive compensation matters throughout the year. The Compensation Committee met seven times in 2011. These meetings facilitated the Compensation Committee’s decisions with respect to the design of the executive compensation program as well as compensation for the Chief Executive Officer and other named executive officers.

Role of the Compensation Committee

Our Compensation Committee has overall responsibility for administering and evaluating our executive compensation program and approving our executive compensation decisions. Its primary duties and responsibilities include:

•

Establishing our compensation philosophy, program and practices for our executive officers, including the compensation objectives, target pay levels and the peer group for assessing the competitiveness of our executive compensation;

•

Establishing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and, in light of those goals and objectives, evaluating and determining his compensation level;

•

Reviewing and overseeing the corporate goals and objectives relevant to the compensation of our other executive officers, including the named executive officers, taking into account peer group practices and other appropriate factors, such as corporate and individual performance and historical compensation practices for such executive officers and the recommendations of our Chief Executive Officer;

•	Establishing appropriate compensation, retention, incentive, severance and benefit policies and programs for our executive officers;

•	Reviewing and recommending, with input from the Board of Directors, equity compensation plans for our executive officers and employees; and

•	Conducting periodic competitive evaluations of our executive compensation program.

Our Compensation Committee consists entirely of independent directors in accordance with the Nasdaq Marketplace Rules and operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised by the Compensation Committee and the Board of Directors and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Role of our Chief Executive Officer

Our Chief Executive Officer evaluates and makes recommendations regarding the compensation of our other named executive officers, but the Compensation Committee deliberates and approves executive compensation. At the end of each fiscal year, Mr. Chardon reviews with the Compensation Committee the performance of each executive officer and recommends their salary and annual cash bonus as well as equity grants for the ensuing year. In formulating his recommendations, Mr. Chardon considers both internal and external compensation data from our Human Resources Department and the Compensation Committee’s compensation consultant. The Compensation Committee consults with the full Board of Directors (excluding Mr. Chardon) in making decisions regarding Mr. Chardon’s compensation.

Role of Compensation Consultant

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist it in the performance of its duties and responsibilities. Currently, the Compensation Committee engages Compensia, an independent national compensation consulting firm, to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Compensation Committee may direct its advisor(s) to work with our Human Resources Department to support it in matters relating to the fulfillment of its charter.

During 2011, at the request and on behalf of our Compensation Committee, Compensia:

•	Assessed our executive compensation program and practices, particularly with respect to our pay-for-performance alignment;

•	Advised on the size and structure of the cash components of our executive compensation program (i.e., base salary and target cash bonus levels, and performance measures and weighting of bonuses);

•	Advised on the composition, structure and competitiveness of the equity component of our executive compensation program;

•	Advised on the composition of our peer group;

•	Advised on the proposed amendments to Mr. Chardon’s employment agreement; and

•	Recommended changes to our director compensation.

In the course of fulfilling these responsibilities, Compensia attended certain of our Compensation Committee meetings. In addition, Compensia met with management from time to time to gather information on and review proposals that management presented to the Compensation Committee. While the Compensation Committee considers the input of its consultant, its executive compensation decisions, including the specific amounts paid to our executive officers and directors, are made through the exercise of its own judgment and may reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Discussion of Executive Compensation Philosophy and Program

Our executive officers are primarily rewarded for successfully meeting quantitative performance goals directly related to generating positive returns for our stockholders. In particular, our executive compensation program is designed to achieve three primary objectives:

1.	Market Competitiveness. Provide market competitive compensation opportunities to attract and retain executive officers and incentivize them to perform at their highest level.

2.	Stockholder Value Creation. Structure compensation, whether directly through salary, cash-based bonus plans and performance-based equity awards, or indirectly, through appreciation of SARs that will ultimately contribute toward enhancing stockholder value.

3.	Pay-for-Performance. Ensure actual compensation realized by our executive officers is linked to the attainment and furtherance of our short-term and long-term business strategies thereby enhancing operational performance and stockholder return.

The components of our executive compensation program support these objectives as follows:

Component of Compensation Program	Compensation Objective(s) Supported
Base Salaries	#1 and #2
Annual Cash Bonuses	#1, #2 and #3
Equity Awards	#1, #2 and #3
“Double-Trigger” Change in Control Severance Payments	#1 and #2
Benefits and Perquisites	#1

The Compensation Committee does not seek to deliver a specified percentage of pay to our executive officers through each component of the compensation program; rather, it adheres to the overall principle of delivering the majority of executive compensation in variable, performance-based forms. For base salary, annual cash bonus and equity awards, generally our strategy has been to evaluate individual experience and contribution, corporate performance, historical compensation practices for our executive officers and peer group analyses, and with respect to base salary and annual cash bonus, target pay at the 50th percentile of the competitive market. At times, the Compensation Committee has approved compensation levels for individual executive officers above and below target pay positions, based on experience, individual contribution and our Company’s performance relative to the peer group, to ensure an appropriate pay-for-performance alignment.

In establishing the peer group, the Compensation Committee considers other software companies with comparable annual revenue. On an annual basis, the Compensation Committee reviews the peer group it uses to evaluate our executive compensation program, with the assistance of Compensia. It updates the peer group for changes resulting from mergers, acquisitions, bankruptcies, going private transactions and other changes in strategic focus or circumstances, removing from the list any companies that no longer fit the relevant criteria and adding ones that do. Accordingly, in April 2011, we removed Allscripts Healthcare Solutions, Inc., Eclipsys Corporation and Solera Holdings, Inc. from our peer group. The peer group established by our Compensation Committee used to execute our executive compensation program for 2011 consists of the following companies:

Advent Software, Inc.	Quality Systems, Inc.
Athenahealth, Inc.	QuinStreet, Inc.
Blackboard Inc.	S1 Corporation
DealerTrack Holdings, Inc.	SolarWinds, Inc.
Digital River, Inc.	SS&C Technologies Holdings, Inc.
EPIQ Systems, Inc.	Tyler Technologies, Inc.
Omnicell, Inc.	ValueClick, Inc.

In addition to the compensation practices of the peer group, the Compensation Committee reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford Global Technology Survey. This information is considered when making recommendations for each component of compensation as well as total compensation.

Analysis of 2011 Executive Compensation

Base Salary

Salary is one of the few fixed pay components in our executive compensation program. The Compensation Committee sets base salaries of our executive officers based on individual experience and contributions, corporate performance, historical compensation practices for our executive officers, and peer group analyses. The amount of each named executive officer’s base salary paid in 2009, 2010 and 2011 is included in the Summary Compensation Table. Base salaries for our named executive officers in 2011 were increased by between 2.5% and 3.5% because of improving economic conditions and improved Company financial performance. Following is a summary of adjustments made in 2012 to salaries of our named executive officers due to specific individual achievements and the fact that our Company delivered on its 2011 strategic priorities:

Name	2011 Base Salary(1) ($)	2012 Base Salary(2) ($)	Salary Adjustment		Individual Achievements
			($)	(%)
Marc E. Chardon	595,500	613,400	17,900	3.0	Led our Company’s positive performance, including the transition of the CFO role as 10-year veteran Mr. Williams retired

Anthony W. Boor	350,000	353,300	3,300	1.0	Because Mr. Boor joined our Company in November 2011, we limited his salary increase

Timothy V. Williams	347,340	—	—	—	Mr. Williams retired in November 2011

Charles T. Cumbaa	332,100	340,400	8,300	2.5	Led the ECBU’s strong annual performance, including increased annual revenue

Jana B. Eggers	310,000	331,700	21,700	7.0	Led the reengineering of our product development team and meaningfully raised our brand and market awareness

Kevin W. Mooney	360,700	373,300	12,600	3.5	Led the GMBU’s strong annual performance, including increased annual revenue

(1)	2011 base salaries for all named executive officers were effective April 1, 2011 except for that of Mr. Boor who joined our Company on November 14, 2011.
(2)	Effective April 1, 2012.

Annual Cash Bonus

The annual cash bonus component of our executive compensation program, which falls under the heading “Non-Equity Incentive Plan Compensation” in the Summary Compensation table, provides for cash payments to our executive officers based on the following measures: (a) our performance in relation to predetermined Company corporate objectives; (b) the executive’s individual performance against individual goals; and, (c) where applicable, the financial performance of the executive’s business unit. The total 2011 cash bonus was targeted at 100% of base salary for Mr. Chardon, pursuant to his employment agreement. The total 2011 cash bonuses for our other named executive officers were targeted at 50% of the salary each was expected to earn in 2011, except for Mr. Boor who was not eligible for a bonus for 2011 because he joined our Company late that year.

In 2011, our corporate performance objectives were target revenue of $378.4 million (as reported under GAAP and presented in our Company’s periodic reports to the SEC) and target Adjusted EBIT (as publicly reported and as defined below) of $98.5 million, with each objective weighted at 50%. Both the revenue and Adjusted EBIT thresholds had to be achieved for any bonus to be paid under the corporate performance measure. For purposes of determining annual cash bonuses, Adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with GAAP: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, (iii) bonus expense, (iv) amortization expense, (v) stock-based compensation, and (vi) acquisition related costs less (c) interest income, any extraordinary gains and certain year-end accounting adjustments.

Target payouts for the corporate performance measure were based on a percentage of each named executive officer’s base salary as follows: 80% for Mr. Chardon (pursuant to his employment agreement), 70% for Mr. Williams, 20% for Mr. Cumbaa, 70% for Ms. Eggers and 20% for Mr. Mooney. The determination of each named executive officer’s maximum payout under this measure is based on the following matrix:

	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Revenue as % of target	<90%	90%	100%	115%
Adjusted EBIT as % of target	<90%	90%	100%	115%
Maximum individual potential bonus as % of target	0%	50%	100%	200%

For 2011, Company achievement against the predetermined Company objectives was 98% with respect to revenue and 94% with respect to Adjusted EBIT, for a corporate performance bonus factor of approximately 96%. The bonus factor reduces payments by 5% for every 1% shortfall from the target. Therefore, the Compensation Committee paid bonuses for the corporate performance measure on the basis of a payout of approximately 79% of the target payout.

Mr. Chardon

The Compensation Committee determined Mr. Chardon’s 2011 bonus pursuant to the terms of his employment agreement. Accordingly, 80% of Mr. Chardon’s bonus was based on the achievement of corporate performance objectives as described above, and 20% was based on the Compensation Committee’s evaluation of his performance during the year. For the corporate performance component of his 2011 bonus, Mr. Chardon received $377,309 (approximately 79% of the 80% of total target bonus assigned to corporate performance). Mr. Chardon also received $59,550 for the individual performance component of his 2011 bonus (approximately 50% of the 20% of total target bonus assigned to individual performance). In setting this component of Mr. Chardon’s 2011 bonus, the Compensation Committee considered Mr. Chardon’s leadership throughout the year and, in particular, that we delivered on each of our strategic priorities in 2011, increased our revenue, completed strategic acquisitions and began negotiations for our acquisition of Convio.

Mr. Williams

The Compensation Committee approved Mr. Williams’ bonus 70% based on the achievement of corporate performance and 30% based on Mr. Chardon’s evaluation of his performance during the year. For the corporate performance component of his 2011 bonus, Mr. Williams received $95,696 (approximately 79% of the 70% of total target bonus assigned to corporate performance). Mr. Williams did not receive any additional bonus for 2011 due to his retiring from the Company.

Mr. Cumbaa

The Compensation Committee approved Mr. Cumbaa’s bonus 20% based on the achievement of corporate performance, 50% based on the achievement of overall ECBU performance and 30% based on Mr. Chardon’s evaluation of Mr. Cumbaa’s performance during the year. For the corporate performance component of his 2011 bonus, Mr. Cumbaa received $26,142 (approximately 79% of the 20% of total target bonus assigned to corporate performance).

For the overall ECBU performance component of his 2011 bonus, Mr. Cumbaa received $73,214 (approximately 89% of the 50% of total target bonus assigned to ECBU performance). We evaluate overall ECBU performance against EBIT and bookings metrics as follows:

		Performance/Payout
Performance Metric	2011 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$162.2 million	<90%	90%	100%	115%
EBIT	$77.4 million	<90%	90%	100%	115%
Bookings	$109.7 million	<90%	90%	100%	115%

Maximum potential bonus as % of target		0%	50%	100%	200%

Revenue and EBIT thresholds must be made for any ECBU performance bonus to be paid. The revenue, EBIT and bookings metrics are each weighted equally. For 2011, ECBU achieved 98.3% of target for revenue, 93.2% of target for EBIT, and 101.8% of target for bookings for an overall ECBU performance bonus factor of 97.7%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Cumbaa also received $39,213 for the individual performance component of his 2011 bonus (79% of the 30% of total target bonus assigned to individual performance) due to his leadership and performance in leading the ECBU.

Ms. Eggers

The Compensation Committee determined Ms. Eggers’ bonus 70% based on the achievement of corporate performance and 30% based on Mr. Chardon’s evaluation of Ms. Eggers’ performance during the year. For the corporate performance component of her 2011 bonus, Ms. Eggers received $85,239 (approximately 79% of the 70% of total target bonus assigned to corporate performance). Ms. Eggers also received $46,125 for the individual performance component of her 2011 bonus (100% of the 30% of total target bonus assigned to individual performance) due to her exemplary leadership of the products development team.

Mr. Mooney

The Compensation Committee determined Mr. Mooney’s bonus 20% based on the achievement of corporate performance, 50% based on the achievement of overall GMBU performance and 30% based on Mr. Chardon’s evaluation of Mr. Mooney’s performance during the year. For the corporate performance component of his 2011 bonus, Mr. Mooney received $28,326 (approximately 79% of the 20% of total target bonus assigned to corporate performance).

For the overall GMBU performance component of his 2011 bonus, Mr. Mooney received $84,538 (approximately 95% of the 50% of total target bonus assigned to GMBU performance). We evaluate overall GMBU performance against revenue and EBIT as follows:

		Performance/Payout
Performance Metric	2011 Target	Below Threshold	Threshold	Target	Maximum
Revenue	$176.4 million	<90%	90%	100%	115%
EBIT	$108.3 million	<90%	90%	100%	115%

Maximum potential bonus as % of target		0%	50%	100%	200%

Revenue and EBIT thresholds must be made for any GMBU performance bonus to be paid. The revenue and EBIT metrics are each measured quarterly and annually and are weighted equally. For 2011, GMBU achieved 99.0% of target for revenue and 99.5% of target for EBIT, for an overall GMBU performance bonus factor of 99.0%. The bonus factor reduces payments by 5% for every 1% shortfall from the target.

Mr. Mooney also received $67,059 for the individual performance component of his 2011 bonus (125% of the 30% of total target bonus assigned to individual performance) due to his strong leadership and performance in leading the GMBU.

Following is a summary of the maximum, target and actual amounts of annual cash bonuses paid to all our named executive officers in 2011, except for Mr. Boor who was not eligible for a bonus in 2011.

Equity Awards

We grant various long-term equity incentive awards, including restricted stock, SARs, PRSUs and (until 2006) options, to our executive officers under the Plan to align their interests with those of our stockholders. Restricted stock and SAR awards generally vest annually in four equal amounts beginning on the first anniversary of the date of grant.

2010 PRSUs

Upon the recommendation of Compensia, the Compensation Committee added PRSUs to our mix of equity awards in 2010 to more directly align executive compensation with long-term value creation and to create an above-the-market median compensation opportunity when our Company’s long-term performance is at or above predetermined levels of growth.

The 2010 PRSUs vest at the end of three measurement periods (2010, 2010-2011, and 2010-2012) if our Company falls within an established matrix of performance goals during those periods. The performance goals relate to the following performance measures: (a) our Company’s compound annual growth rate (“CAGR”) for revenue; (b) Non-GAAP EBIT; and (c) customer retention. All 2010 PRSUs that are unearned at the end of a measurement period roll over to the next measurement period. All 2010 PRSUs that are not earned at the end of the last measurement period are forfeited or cancelled if we do not meet minimum performance goals during that time. 150% of the 2010 PRSUs will be paid out if we meet or exceed maximum performance goals during any performance period. If we achieve target performance goals in all measurement periods, each named executive officer will earn a total of 11,052 shares of our common stock, valued at $251,875 based on the grant date fair value of $22.79 per share.

The table below indicates the number of shares of our common stock subject to the 2010 PRSUs that we will pay out when our Company meets minimum, target or maximum performance goals in each measurement period.

Measurement Period	Performance Measure	Minimum	Target	Maximum	Weighting
2010	CAGR for Revenue	7.0%	10.0%	11.5%	30%
	Non-GAAP EBIT	13.5%	16.5%	18.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares		1,842	3,684	5,526
2010-2011	CAGR for Revenue	9.0%	12.0%	13.5%	30%
	Non-GAAP EBIT	14.0%	17.0%	18.5%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares (Including Roll-Over)		3,255	6,509	9,764
2010-2012	CAGR for Revenue	10.5%	13.5%	15.0%	30%
	Non-GAAP EBIT	14.5%	17.5%	20.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares (Including Roll-Over)		3,848	7,695	11,542

For the first measurement period, our Company did not achieve the minimum goals for CAGR for revenue or Non-GAAP EBIT. However, we did achieve customer retention of approximately 95%, which resulted in a payout of 859 shares (approximately 23% of target) to each of the named executive officers. The remaining, unearned 2,825 shares rolled over to the second measurement period. For that period, our Company did not achieve the minimum goals for Non-GAAP EBIT. However, we did achieve CAGR for revenue of approximately 9% and customer retention of approximately 96%, which resulted in a payout of 2,498 shares (approximately 38% of target) to each of the named executive officers. The remaining, unearned 4,011 shares rolled over to the next performance period.

The 2010 PRSUs comprised approximately 40% of equity awards for named executive officers in 2010 and restricted stock and SARs each comprised approximately 30% of their equity awards that year, other than for our Chief Executive Officer. The 2010 PRSUs comprised approximately 7% of Mr. Chardon’s 2010 equity awards and restricted stock and SARs each comprised 17% and 76% of his equity awards that year, mostly due to additional SAR awards made to Mr. Chardon that year in connection with amending and restating his employment agreement.

2011 PRSUs

Upon an evaluation of various equity programs and market practices, our Compensation Committee awarded additional PRSUs to executive officers in 2011 to reinforce our commitment to performance-based compensation. All the 2011 PRSUs vest at the end of one measurement period (2011-2013) if our Company’s performance falls within an established matrix of performance goals during that time. The performance goals are related to the same three performance measures as our 2010 PRSUs. All 2011 PRSUs that are not earned at the end of the measurement period are forfeited or cancelled if we do not meet minimum performance goals during that time. 150% of the 2011 PRSUs will be paid out if we meet or exceed maximum performance goals during the performance period. If we achieve target performance goals in the measurement period, each named executive officer will earn a total of 9,448 shares of our common stock, valued at $253,395 based on the grant date fair value of $26.82 per share.

The table below indicates the number of shares of our common stock subject to the 2011 PRSUs that we will pay out when our Company meets minimum, target or maximum performance goals in the measurement period.

Measurement Period	Performance Measure	Minimum	Target	Maximum	Weighting
2011-2013	CAGR for Revenue	15.0%	17.0%	19.0%	30%
	Non-GAAP EBIT	18.0%	21.0%	25.0%	40%
	Customer Retention	94.0%	96.0%	98.0%	30%
Payout as a % of Target		50%	100%	150%
Potential Shares		4,274	9,448	14,172

The 2011 PRSUs comprised approximately 40% of the equity awards in 2011 to our named executive officers and restricted stock and SARs each comprised approximately 30% of equity awards that year, other than for our Chief Executive Officer, whose equity award composition for 2011 is discussed below.

Chardon PRSUs

Upon an evaluation of Mr. Chardon’s equity awards and in furtherance of our commitment to pay-for-performance, our Compensation Committee adjusted the structure of Mr. Chardon’s equity awards in 2011, eliminating his annual equity award payable in time-based SARs and replacing it with a potential grant of PRSUs.

The Chardon PRSUs vest equally over three measurement periods (11/10/2011 to 11/09/2012, 11/10/2011 to 11/09/2013 and 11/10/2011 to 11/09/2014) based on our TSR during those times compared to the TSRs of 28 other GICS 4510 companies with revenue equal to one-half to two times our revenue and a market cap equal to 0.60 to 2.2 times our market cap (our “TSR Index”). Companies in our TSR Index were chosen so that the Chardon PRSUs would reward Mr. Chardon based on an objective measurement of our TSR in the aforementioned periods compared to that of similar companies in which Blackbaud stockholders might reasonably be expected to invest (as opposed to our Company’s peer group that reflects companies with which we compete for talent). For purposes of the Chardon PRSUs, TSR is (a) our ending stock price minus our beginning stock price, plus the amount of dividends or other distributions paid per share to our stockholders of record during the measurement period, expressed as a percentage of (b) the beginning stock price. Our TSR Index includes the following companies:

ACI Worldwide, Inc.	Pegasystems Inc.
Advent Software, Inc.	Progressive Software Corporation
Ariba, Inc.	Qlik Technologies Inc.
Aspen Technology, Inc.	Radiant Systems, Inc.
Bottomline Technologies (de), Inc.	RealPage, Inc.
CommVault Systems, Inc.	SS&C Technologies Holdings, Inc.
Concur Technologies, Inc.	SuccessFactors, Inc.
Fair Isaac Corporation	Synchronoss Technologies, Inc.
Fortinet, Inc.	Taleo Corporation
JDA Software Group, Inc.	TeleNav, Inc.
Manhattan Associates, Inc.	TiVo Inc.
MicroStrategy Incorporated	The Ultimate Software Group, Inc.
NetScout Systems, Inc.	Tyler Technologies, Inc.
NetSuite Inc.	Websense, Inc.

The Chardon PRSUs vest on a linear scale in each measurement period comparing our Company’s TSR to that of companies in our TSR Index, with no PRSUs vesting in a measurement period if our TSR is less than the 25th percentile of our TSR Index, 100% vesting if our TSR is at the 50th percentile of our TSR Index, and 150%

vesting if our TSR is between the 76th and 100th percentile of our TSR Index. If our TSR is negative, the maximum percent of Chardon PRSUs that can vest is 100%, regardless of how our Company’s TSR compares to that of companies in our TSR Index. As a result of the Chardon PRSUs, Mr. Chardon’s equity awards in 2011 consisted of approximately 66% of PRSUs and 34% of restricted stock.

The table below lists the number of SARs, restricted stock and PRSUs we granted to each named executive officer in 2011. The Compensation Committee determined award levels after considering peer group practices with respect to the economic value of equity compensation (i.e., the Black-Scholes value of SARs, and fair value of restricted stock and PRSUs, on the date of grant), individual performance, criticality of role, expected future contribution and long-term retention of the named executive officer and our performance compared to our peer group.

Name	Number of SARs(1)	Number of Restricted Shares(2)	Number of PRSUs(3)
Marc E. Chardon	—	23,754	45,343
Anthony W. Boor	47,106	14,124	—
Timothy V. Williams	—	—	—
Charles T. Cumbaa	24,648	7,390	9,448
Jana B. Eggers	38,289	8,446	9,448
Kevin W. Mooney	28,169	8,446	9,448

(1)	All SAR awards to Mr. Boor were made on November 14, 2011, when he joined our Company. All SAR awards to Messrs. Cumbaa and Mooney were made on November 10, 2011. All SAR awards to Ms. Eggers were made on February 14, 2011 and November 10, 2011. The closing price of our common stock on the Nasdaq Global Select Market on February 14, 2011, November 10, 2011 and November 14, 2011 was $26.82, $28.06 and $28.78 per share, respectively.
(2)	All restricted stock awards to Messrs. Chardon, Cumbaa and Mooney and Ms. Eggers were made on November 10, 2011. All restricted stock awards to Mr. Boor were made on November 14, 2011.
(3)	The 2011 PRSU awards to Messrs. Chardon, Cumbaa and Mooney and Ms. Eggers were made on February 14, 2011. The Chardon PRSU award was made on November 10, 2011.

Equity Grant Policy

We do not have an established formal policy with respect to the timing of equity awards in coordination with the release of material nonpublic information. However, as a matter of practice and informal policy, the Compensation Committee generally grants equity awards during periods considered to be our open trading windows (beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter).

Change in Control Severance Payments

Severance payments due upon change in control are set forth in Mr. Chardon’s employment agreement and the retention agreements we entered into with all our other named executive officers. Based on our review of market competitive and best practices and upon the advice of Compensia, these agreements generally only award severance if the executive officer’s employment is terminated within 12 months after a change in control either by us without cause or by the officer for good reason. The agreements are designed to preserve employee morale, encourage productivity and employee retention. For a detailed discussion of severance due to our named executive officers, see “Employment Arrangements” on page 54 of this Proxy Statement.

Benefits and Perquisites

Generally, the Compensation Committee seeks to provide the same benefits to our executive officers as to all of our employees. These benefits include a matching contribution to our 401(k) plan, dividends paid on restricted stock, payment of life and disability insurance premiums, and health and savings account contributions.

Regulatory Considerations

Tax and accounting requirements might influence the design and operation of our executive compensation program.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the potential impact of Section 162(m) of the Code in designing our executive compensation program. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for Mr. Chardon and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other requirements. It is the Compensation Committee’s policy to periodically review and consider whether particular compensation and incentive payments to our executive officers will be deductible for federal income tax purposes. Based on our current compensation plans and policies, and proposed regulations interpreting this provision of the Code, and assuming Proposal Three is approved, we believe that, for the near future, there is little risk that we will lose any material tax deduction for executive compensation. The Compensation Committee retains the ability to evaluate the performance of our executive officers and to compensate executive officers appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

Response to the 2011 Say-on-Pay Vote

We conducted our first advisory vote on executive compensation last year at our 2011 Annual Meeting of Stockholders. While this vote was not binding on the Board of Directors or us, we believe that it is important for our stockholders to have an opportunity on an annual basis to express their views regarding our executive compensation philosophy, program and practices as disclosed in our proxy statement. The Board and our Compensation Committee value stockholders’ opinions and, to the extent there is any significant vote against the compensation of our named executive officers, we will consider their concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns, as it did last year. In addition to our annual advisory vote on executive compensation that is consistent with the frequency preferred by our stockholders, we are committed to ongoing engagement with our stockholders on executive compensation. These engagement efforts take place through telephone calls and correspondence involving our senior management and representatives of our stockholders.

At our 2011 Annual Meeting of Stockholders, 53.8% of the votes cast on the advisory vote on executive compensation were against and holders of 46.2% voted for the compensation of our named executive officers as disclosed in the proxy statement. While this vote was only advisory and not binding on the Board of Directors or us, we have carefully considered the results of the vote in the context of our executive compensation philosophy, program and practices. Throughout 2011 and 2012, our Compensation Committee undertook an in-depth analysis of recommendations related to our 2011 Say-on-Pay proposal and extensively reviewed our executive compensation with Compensia. Senior management reached out to stockholders to understand their concerns with our executive compensation and determine the potential reasons why our Say-on-Pay proposal did not receive majority support last year. As a result of these discussions and in consideration of the outcome of our advisory vote on executive compensation, we:

•

Modified Mr. Chardon’s Employment Agreement. To better align the terms and conditions of Mr. Chardon’s employment agreement with current market practices, we amended Mr. Chardon’s employment agreement to:

•

Eliminate its automatic renewal feature. The Board of Directors must now affirmatively notify Mr. Chardon of its intention to renew his employment for an additional one-year term before the end of the year.

•	Eliminate Mr. Chardon’s right to receive a tax gross-up for penalties imposed by Section 409(A) of the Code.

•	Implement a clawback provision covering the incentive compensation arrangements provided under Mr. Chardon’s employment agreement.

•

Increased Emphasis on Performance-Based Compensation for Mr. Chardon. To more closely align Mr. Chardon’s total compensation opportunity with that of chief executive officers in our peer group, we replaced his annual equity award payable in time-based SARs with a potential award of PRSUs, which he earns based on our TSR compared to that of companies in our TSR Index.

•

Increased Emphasis on Performance-Based Compensation in our Overall Compensation Program. To reinforce our commitment to pay-for-performance, we granted PRSUs to all our named executive officers in 2011 as we did in 2010.

We believe that we have responded appropriately to the concerns expressed by our stockholders and further aligned the interests of our named executive officers with the interests of our stockholders. Accordingly, the Board of Directors recommends that you vote FOR Proposal 4 at the 2012 Annual Meeting of Stockholders. For more information, see “Proposal 4 – Advisory Vote on Executive Compensation” on page 24 of this Proxy Statement.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by us to our named executive officers for services rendered to us in all capacities in 2009, 2010 and 2011.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
Marc E. Chardon President and Chief Executive Officer	2011 2010 2009	595,500 578,100 564,000	1,987,244 665,685 562,500	— 2,767,836 418,907	436,859 496,704 400,000	69,445 58,940 44,078	3,089,048 4,567,265 1,989,485

Anthony W. Boor Senior Vice President and Chief Financial Officer	2011 2010 2009	46,440 — —	406,489 — —	390,509 — —	— — —	4,859 — —	848,297 — —

Timothy V. Williams Former Senior Vice President and Chief Financial Officer	2011 2010 2009	318,277 336,800 330,600	— 37,781 169,784	— — 188,190	95,696 138,763 132,405	16,680 19,843 20,517	430,653 533,187 841,496

Charles T. Cumbaa President, Enterprise Customer Business Unit	2011 2010 2009	330,075 318,000 300,000	460,759 233,134 169,784	198,909 192,710 188,190	138,569 152,086 120,150	20,256 19,692 19,564	1,148,568 915,622 797,688

Jana B. Eggers Senior Vice President, Products and Marketing	2011 2010 2009	307,500 37,500 —	490,390 158,938 —	308,992 167,631 —	131,364 — —	12,167 50,688 —	1,250,413 414,757 —

Kevin W. Mooney President, General Markets Business Unit	2011 2010 2009	357,650 346,375 340,000	490,390 233,134 169,784	227,324 247,767 407,856	179,923 173,764 146,319	19,656 18,343 16,628	1,274,943 1,019,383 1,080,587

(1)	The reported amounts represent the aggregate grant date fair value of awards of restricted stock and PRSUs, computed in accordance with FASB Accounting Standards Codification Topic 718, Stock Compensation, as modified or supplemented (“FASB ASC Topic 718”), and, for PRSUs, assume target performance goals will be achieved by the named executive officer. The performance goals are described beginning on page 42 of this Proxy Statement. The reported amounts are consistent with the estimate of aggregate compensation cost recognized over the service period determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures.

The aggregate grant date fair value of PRSUs, assuming maximum performance goals will be achieved by the named executive officer, is as follows: $377,813 and $1,981,060 for Mr. Chardon in 2010 and 2011; $377,813 for Mr. Williams in 2010; $377,813 and $380,093 for Mr. Cumbaa in 2010 and 2011; $380,093 for Ms. Eggers in 2011; and $377,813 and $380,093 for Mr. Mooney in 2010 and 2011.

(2)	The reported amounts represent the aggregate grant date fair value of awards of SARs computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 of the financial statements included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is filed with the SEC.

(3)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match ($)	Dividends Paid on Restricted Stock ($)	Life and Disability Insurance Premiums ($)	Health Savings Account Contributions ($)
Marc E. Chardon	2011	7,350	33,258	3,537	300
	2010	7,350	32,753	3,537	300
	2009	7,350	32,891	3,537	300

Anthony W. Boor	2011	—	1,695	164	—
	2010	—	—	—	—
	2009	—	—	—	—

Timothy V. Williams	2011	7,350	5,628	3,402	300
	2010	7,350	8,791	3,402	300
	2009	7,350	9,465	3,402	300

Charles T. Cumbaa	2011	7,350	9,796	2,810	300
	2010	7,350	9,593	2,449	300
	2009	7,350	9,465	2,449	300

Jana B. Eggers	2011	7,350	3,826	691	300
	2010	—	688	—	—
	2009	—	—	—	—

Kevin W. Mooney	2011	7,350	10,314	1,692	300
	2010	7,350	9,301	1,692	—
	2009	7,350	7,586	1,692	—

Also includes a reimbursement of $25,000 and $15,000 paid to Mr. Chardon in 2011 and 2010 respectively for the negotiation of amendments to his employment agreement, a commuter allowance of $3,000 paid to Mr. Boor in 2011, and relocation costs of $50,000 paid to Ms. Eggers in 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2011 and April 23, 2012 on all of our equity compensation plans currently in effect.

	(a)		(b)		(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrant and rights(1)		Weighted-average price of outstanding options, warrant and rights ($)		Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	12/31/2011	4/23/2012	12/31/2011	4/23/2012	12/31/2011	4/23/2012
Equity compensation plans approved by stockholders
2008 Equity Incentive Plan	1,992,465	1,789,380	24.21	24.45	1,011,641	855,723
2004 Stock Plan(2)	519,828	278,368	21.84	24.85	—	—
2001 Stock Option Plan	1,875	1,875	4.80	4.80	—	—
Equity compensation plans not approved by stockholders
Blackbaud, Inc. 2009 Equity Compensation Plan for Employees from Acquired Companies(3)	—		—		94,339	94,339
Kintera, Inc. 2000 Stock Option Plan, as amended(4)	395	311	18.81	18.69	—	—
Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended(4)	7,334	7,178	10.84	10.85	—	—
Weighted – Average Remaining Term of all Awards (12/31/2011)	4.9 years
Weighted – Average Remaining Term of all Awards (4/23/2012)	5.0 years

(1)	At December 31, 2011, 1,079,930 shares under the 2008 Equity Incentive Plan were unvested and all shares under the 2004 Stock Plan, 2001 Stock Option Plan, Kintera, Inc. 2000 Stock Option Plan, as amended and Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended were vested. At April 23, 2012, 1,033,282 shares under the 2008 Equity Incentive Plan were unvested and all shares under the 2004 Stock Plan, 2001 Stock Option Plan, Kintera, Inc. 2000 Stock Option Plan, as amended and Kintera, Inc. Amended and Restated 2003 Equity Incentive Plan, as amended were vested.
(2)	The 2004 Stock Plan was terminated as to future grants by our Board of Directors on April 24, 2008.
(3)	Our Company adopted this plan so that it could issue registered shares of its common stock to certain of its employees pursuant to employment contracts or other agreements or arrangements entered into in connection with its acquisition of eTapestry.com, Inc., Kintera, Inc. (“Kintera”), and any other company in the future.
(4)	This plan was approved by Kintera stockholders and assumed by our Company upon its acquisition of Kintera in July 2008.

GRANTS OF PLAN-BASED AWARDS FOR 2011

The following table sets forth information regarding grants of plan-based awards made to our named executive officers in 2011.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)		All Other Option Awards; Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marc E. Chardon	—		0	595,500	1,191,000
	2/14/11	(2)				4,724	9,448	14,172					253,395
	11/10/11	(3)				35,895	35,895	53,842					1,067,311
	11/10/11								23,754	(4)			666,537
Anthony W. Boor	11/14/11								14,124	(4)			406,489
	11/14/11										47,106	28.78	390,509
Timothy V. Williams	—		0	172,612	345,223				—		—	—	—
Charles T. Cumbaa	—		0	165,038	330,075
	2/14/11	(2)				4,724	9,448	14,172					253,395
	11/10/11								7,390	(4)			207,364
	11/10/11										24,648	28.06	198,909
Jana B. Eggers	—		0	153,750	307,500
	2/14/11	(2)				4,724	9,448	14,172					253,395
	2/14/11										10,120	26.82	81,668
	11/10/11								8,446	(4)			236,995
	11/10/11										28,169	28.06	227,324
Kevin W. Mooney	—		0	178,825	357,650
	2/14/11	(2)				4,724	9,448	14,172					253,395
	11/10/11								8,446	(4)			236,995
	11/10/11										28,169	28.06	227,324

(1)	Mr. Chardon’s total annual cash bonus is targeted at 100% of his annual base salary, pursant to his employment agreement. Total 2011 cash bonuses for our other named executive officers were targeted at 50% of the salary each was expected to earn in 2011. The maximum cash bonus for each named executive officer is twice target. Mr. Boor was not eligible for a bonus for 2011 since he joined our Company late that year.
(2)	The 2011 PRSUs were granted on February 14, 2011 and will all be paid out at the end of one measurement period subject to the achievement of performance goals, as described beginning on page 43 of this Proxy Statement. Reported amounts include the threshold, target and maximum number of shares subject to the 2011 PRSUs that may be paid out.
(3)	The Chardon PRSUs were granted on November 10, 2011 and will be paid out over three measurement periods subject to the achievement of performance goals, as described beginning on page 44 of this Proxy Statement. Reported amounts include the threshold, target and maximum number shares subject to the Chardon PRSUs.
(4)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table. All grants of restricted common stock vest in four equal annual installments beginning on the first anniversary of the date of grant, subject to continued employment. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.
(5)	Each of our named executive officers other than Messrs. Chardon and Williams were granted the number of SARs provided next to their names in the table. The SARs will be settled in stock at the time of exercise. They vest in four equal annual installments beginning on the first anniversray of the date of grant, subject to continued employment. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the base price of the SAR, multiplied by the number of SARs and then divided by the share price on the exercise date.
(6)	The grant date fair value of the equity awards is calculated in accordance with FASB ASC Topic 718. See Note 12 of the financial statements included in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is filed with the SEC.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options, unexercised SARs, shares of restricted stock that had not vested and PRSUs that had not been paid out for the named executive officers as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option/SAR Exercise Price ($)	Option/ SAR Expiration Date	Number of Shares or Units of Restricted Stock That Have Not Vested (#)		Market Value of Shares or Units of Restricted Stock That Have Not Vested ($)(18)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(19)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(18)
Marc E. Chardon	179,231	—		16.10	11/28/2012	65,264	(12)	1,807,813	55,536	1,538,347
	41,535	13,845	(1)	26.17	02/13/2015
	4,750	4,750	(2)	12.40	11/08/2015
	32,649	32,650	(3)	22.34	11/11/2016
	26,041	78,126	(4)	26.79	11/07/2017
	100,000	—		21.44	02/11/2017
	100,000	—		22.58	05/11/2017
	—	100,000	(5)	24.00	08/11/2017

Anthony W. Boor	—	47,106	(6)	28.78	11/13/2018	14,124	(13)	391,235	—	—

Timothy V. Williams	53,333	—		26.11	11/07/2014	5,800	(14)	160,660	10,193	282,346
	20,000	6,667	(7)	12.40	11/08/2015
	12,750	12,750	(3)	22.34	11/11/2016

Charles T. Cumbaa	53,333	—		26.11	11/07/2014	18,659	(15)	516,854	19,641	544,056
	20,000	6,667	(7)	12.40	11/08/2015
	12,750	12,750	(3)	22.34	11/11/2016
	6,510	19,532	(4)	26.79	11/07/2017
	—	24,648	(8)	28.06	11/09/2018

Jana B. Eggers	5,580	16,741	(9)	25.43	11/15/2017	13,134	(16)	363,812	9,448	261,710
	—	10,120	(10)	26.82	02/15/2018
	—	28,169	(8)	28.06	11/09/2018

Kevin W. Mooney	48,756	16,253	(11)	21.40	08/09/2015	22,591	(17)	625,771	19,641	544,056
	7,500	2,500	(7)	12.40	11/08/2015
	27,632	27,633	(3)	22.34	11/11/2016
	8,370	25,112	(4)	26.79	11/07/2017
	—	28,169	(8)	28.06	11/09/2018

(1)	The unvested SARs underlying this award vested 100% on February 12, 2012.
(2)	The unvested SARs underlying this award will vest 100% on November 7, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(3)	The unvested SARs underlying this award will vest in two equal annual installments beginning on November 10, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(4)	The unvested SARs underlying this award will vest in three equal annual installments beginning on November 8, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(5)	The unvested SARs underlying this award will vest 100% on November 12, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(6)	The unvested SARs underlying this award will vest in four equal annual installments beginning on November 14, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(7)	The unvested SARs underlying this award will vest 100% on November 7, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.

(8)	The unvested SARs underlying this award will vest in four equal annual installments beginning on November 10, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(9)	The unvested SARs underlying this award will vest in three equal annual installments beginning on November 16, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(10)	The unvested SARs underlying this award will vest in four equal annual installments beginning on February 14, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(11)	The unvested SARs underlying this award will vest 100% on August 8, 2012, subject to continued employment, and shall be settled in stock at the time of exercise.
(12)	The unvested portion of Mr. Chardon’s awards will vest as follows: 11,341 restricted shares on November 7, 2012; 12,590 restricted shares in two equal annual installments beginning on November 10, 2012; 17,579 restricted shares in three equal annual installments beginning on November 8, 2012; and 23,754 restricted shares in four equal annual installments beginning on November 10, 2012.
(13)	Mr. Boor’s award will vest in four equal annual installments beginning on November 14, 2012.
(14)	The unvested portion of Mr. Williams’ awards will vest as follows: 2,000 restricted shares will vest on November 7, 2012; and 3,800 restricted shares will vest in two equal annual installments beginning on November 10, 2012.
(15)	The unvested portion of Mr. Cumbaa’s awards will vest as follows: 2,000 restricted shares will vest on November 7, 2012; 3,800 restricted shares will vest in two equal annual installments beginning on November 10, 2012; 5,469 restricted shares will vest in three equal annual installments beginning on November 8, 2012; and 7,390 restricted shares will vest in four equal annual installments beginning on November 10, 2012.
(16)	The unvested portion of Ms. Eggers’ awards will vest as follows: 4,688 restricted shares will vest in three equal annual installments beginning on November 16, 2012; and 8,446 restricted shares will vest in four equal annual installments beginning on November 10, 2012.
(17)	The unvested portion of Mr. Mooney’s awards will vest as follows: 4,876 restricted shares will vest on August 8, 2012; 3,800 restricted shares will vest in two equal annual installments beginning on November 10, 2012; 5,469 restricted shares will vest in three equal annual installments beginning on November 8, 2012; and 8,446 restricted shares will vest in four equal annual installments beginning on November 10, 2012.
(18)	Based on $27.70 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 30, 2011, the last trading day of that fiscal year.
(19)	The amounts reported represent the number of 2010 PRSUs, 2011 PRSUs and Chardon PRSUs, as applicable, that have not yet been paid out, and assume that target performance goals will be achieved by the named executive officer.

OPTION EXERCISES AND STOCK VESTED IN 2011

The table below sets forth information concerning the exercise of stock options and SARs, and vesting of restricted stock and PRSUs for each named executive officer during 2011.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	114,558	1,468,770	29,979	863,828
Anthony W. Boor	—	—	—	—
Timothy V. Williams	24,774	43,355	7,900	227,274
Charles T. Cumbaa	24,774	49,373	10,582	304,474
Jana B. Eggers	—	—	1,562	44,455
Kevin W. Mooney	—	—	9,458	247,001

(1)	The amounts reported represent market value on the date of exercise less the exercise price.
(2)	The amounts reported represent market value on the date of vesting.

Nonqualified Deferred Compensation and Retirement Plans

We do not maintain deferred compensation or defined benefit pension or supplemental retirement plans for executive officers.

Employment Arrangements

Set forth below are descriptions of the principal terms of the employment agreements, retention agreements and services agreement currently in effect with our named executive officers and, where applicable, the potential payments we will need to make upon termination of employment or upon a change in control of our Company.

Mr. Chardon

On December 13, 2011, we amended Mr. Chardon’s employment agreement to address concerns raised by the 2011 Say-on-Pay vote. In particular, we:

•

Eliminated the automatic renewal of Mr. Chardon’s employment for successive one year periods after December 31, 2012. The Board of Directors now must elect annually whether or not to renew Mr. Chardon’s employment after December 31, 2012 and provide him written notice of any renewal.

•

Eliminated Mr. Chardon’s right to a tax gross-up in the event that payments due to him under the agreement are subject to additional taxes because the payments do not comply with Section 409A of the Code.

•

Added a provision requiring Mr. Chardon to return all incentive-based compensation he receives from us to the extent required by any Company recoupment policy, Section 954 of the Dodd-Frank Act and/or Section 304 of the Sarbanes-Oxley Act of 2002.

•

Reinforced our commitment to pay-for-performance by eliminating the annual equity award payable in time-based SARs to Mr. Chardon and replaced it with a potential annual performance-based equity award payable in restricted stock units.

Under Mr. Chardon’s employment agreement, Mr. Chardon is prohibited from participating in any business that directly competes with us and from soliciting any employee of ours to leave us for one year after termination of the agreement. Also, the agreement prohibits Mr. Chardon from soliciting our customers or clients for one year after termination of the agreement.

If Mr. Chardon’s employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date, awarded but unpaid cash bonus through the termination date and unreimbursed expenses through the termination date (the “Accrued Compensation”). All of Mr. Chardon’s unexercised stock options and SARs, whether vested or unvested, and all unvested shares of restricted stock and PRSUs will be immediately forfeited if he is terminated for cause. The agreement defines “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	Willful and repeated failure or refusal to perform his reasonably assigned duties; and/or

•	Willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.

If Mr. Chardon’s employment is terminated without cause or by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:

•	Pay Mr. Chardon his Accrued Compensation;

•	Continue to pay his base salary for a period of 24 months;

•	Pay a pro rata share of his cash bonus accrued through the termination date;

•	Accelerate vesting of all of his then-unvested restricted stock outstanding by 12 months;

•

Accelerate vesting of all of his then-unvested stock options outstanding by 12 months (Mr. Chardon will have 180 days from the termination date to exercise vested stock options, after which time they will terminate);

•

Accelerate vesting of all his then-unvested SARs outstanding by 12 months (Mr. Chardon will have two years from the termination date to exercise vested SARs granted pursuant to the agreement, after which time they will terminate, and 90 days from the termination date to exercise all other SARs, after which time they will terminate);

•

Accelerate vesting of all his then-unvested PRSUs, but only if and to the extent that such unvested PRSUs would have vested had Mr. Chardon continued employment with us until the end of the first performance period which ends after his termination of employment; and

•	Provide health benefits at the same level as in effect on the termination date for a period of 18 months.

The agreement defines “good reason” generally as:

•	Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities;

•	Our failure to pay or provide him with the compensation or benefits due and payable;

•	A reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	Our failure to obtain the assumption in writing of Mr. Chardon’s agreement by any purchaser of all or substantially all of our assets within 15 days after a sale or transfer of such assets;

•	Failure to be elected as a director or his removal from the board of directors; and/or

•	Relocation of our principal office to a location more than 40 miles from Charleston, South Carolina.

None of these occurrences will be a good reason for Mr. Chardon to terminate employment unless he provides notice to our Company within 60 days of the date that he becomes aware of the occurrence and we do not correct it within 30 days of the notice.

If Mr. Chardon’s employment is terminated by him without good reason or he fails to renew the agreement, we will be obligated to pay Mr. Chardon his Accrued Compensation. All of Mr. Chardon’s unvested restricted stock, PRSUs, stock options and SARs will be forfeited to our Company or terminate, as applicable, and he will have 180 days from the termination date to exercise any of his vested stock options and SARs, after which time they will terminate. Except as noted below, if we fail to renew the agreement, Mr. Chardon will receive his Accrued Compensation and a one-time lump-sum payment equal to 12 months of his then-current base salary. All of Mr. Chardon’s unvested restricted stock, PRSUs, stock options and SARs will be forfeited to our Company or terminate, as applicable, and he will have 24 months to exercise any of his vested stock options and SARs, after which time they will terminate.

If, within 12 months after a change in control of our Company, as defined in the agreement, Mr. Chardon’s employment is terminated without cause or he resigns with good reason, we will be obligated to pay Mr. Chardon a “double-trigger” severance payment in the same amount as if his employment were terminated without cause, and, in addition, any then-unvested options, restricted stock, PRSUs and/or SARs granted to Mr. Chardon will immediately be vested (at target and without regard to the achievement of any performance goals associated therewith in the case of PRSUs) and remain exercisable for the balance of their original terms. If our Company fails to renew the Agreement either during discussions that ultimately led to a change in control of our Company or within 12 months after a change in control of our Company, our Company has these same “double-trigger” payment obligations. The agreement defines “change in control” generally as:

•

The consummation of a merger or consolidation in which the stockholders of our Company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	A sale of all or substantially all of our assets; and/or

•	Our liquidation or dissolution.

If Mr. Chardon’s employment is terminated due to death or disability, as defined in the agreement, we will be obligated to pay him or his estate his Accrued Compensation and a pro rata share of his cash bonus accrued through the termination date. All unvested restricted stock, options and SARs will be forfeited to our Company or terminate immediately, as applicable. Mr. Chardon’s estate will have one year from the termination date to exercise any vested options and SARs, after which time they will terminate. All of Mr. Chardon’s PRSUs will vest according to the terms provided in his PRSU agreements. Accordingly, the 2010 PRSUs and 2011 PRSUs granted to Mr. Chardon will vest in an amount equal to the proportion of days in a performance period he worked prior to his death or disability, multiplied by the number of 2010 PRSUs or 2011 PRSUs that would have vested at the end of that performance period had Mr. Chardon’s employment not terminated by death or disability and Mr. Chardon had met 100% of his targets. The Chardon PRSUs will vest in an amount equal to the proportion of days in a performance period he worked prior to his death or disability, multiplied by the number of Chardon PRSUs that would have vested at the end of the performance period had Mr. Chardon’s employment not terminated by death or disability, so long as there was no intervening change in control and we achieved a TSR that is at least in the 50th percentile in that performance period for the TSR Index.

Finally, the agreement provides that, if any payments made to Mr. Chardon are deemed to be “parachute payments” under Section 280G(b)(2) of the Code, our Company will reduce the payments to the minimum extent necessary to avoid imposition of any excise tax or the disallowance of a deduction to our Company under Section 280G(b)(2) of the Code, unless the reduction would result in an after-tax amount that is less than if the reduction had not been made.

Messrs. Boor, Cumbaa and Mooney and Ms. Eggers

We entered into at-will employment agreements with Messrs. Boor, Cumbaa and Mooney and Ms. Eggers dated November 14, 2011, May 16, 2001, June 25, 2008 and November 16, 2010, respectively. Each agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for two years after termination of the agreement. Additionally, each agreement prohibits the solicitation of our customers or clients for two years after termination of the agreement. None of the agreements provide for any severance payments and have no set term. All of the agreements include an assignment of intellectual property clause.

Messrs. Boor, Cumbaa and Mooney and Ms. Eggers are all party to retention agreements with us. The retention agreements provide for “double-trigger” severance payments under certain circumstances, as described below. We are not obligated to pay tax gross-up payments to Messrs. Boor, Cumbaa and Mooney or Ms. Eggers if, in connection with payments following termination, the payments are subject to taxation under Section 409A of the Code.

If Messrs. Boor, Cumbaa or Mooney or Ms. Eggers’ employment is terminated within 12 months after a change in control of our Company, as defined in the retention agreements, either by us without cause, or by the officer for good reason, we will be obligated to:

•	Pay him or her 1.5 times his or her base salary;

•	Accelerate and fully vest any then-unvested restricted stock;

•	Accelerate and fully vest any then-unvested PRSUs;

•	Accelerate and fully vest his or her unvested SARs that have strike prices lower than the closing price of our stock on December 30, 2011; and

•	Provide health benefits for the lesser of 12 months following the termination date or until he or she becomes eligible for insurance benefits from another employer.

The retention agreements define the term “cause” generally as:

•	Conviction or plea of no contest to any felony;

•	Any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior by the officer;

•	Willful and repeated failure or refusal to perform his or her reasonably assigned duties, provided that such failure or refusal is not corrected within 30 calendar days of notice; and/or

•	Willful violation of his or her employment agreement.

The retention agreements define “good reason” generally as:

•	Any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities that is not corrected within 30 days of notice;

•	A reduction in the officer’s base salary or target bonus compensation or a material reduction of any employee benefit or perquisite;

•

Failure by us to obtain the assumption in writing of our obligation to honor the officer’s agreements by any purchaser of all or substantially all of our assets within 30 calendar days after a sale or transfer of such assets; and/or

•

A relocation of his or her office to a location more than 40 miles from his or her existing office location, without the officer’s consent, or a material adverse change in the business travel requirements of the officer’s position.

The retention agreements define “change in control” generally as:

•	The consummation of a merger or consolidation in which our stockholders immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	A sale of all or substantially all of our assets; and/or

•	Our liquidation or dissolution.

If Messrs. Boor, Cumbaa or Mooney or Ms. Eggers’ employment is terminated for cause or without cause by us, without good reason by the officer, or due to death or disability, they are not entitled to any additional compensation under their agreements beyond that accrued as of the termination date. Our equity incentive plans govern the treatment of all of these officers’ stock rights, except PRSUs which are governed by individual PRSU agreements, upon termination for cause or without cause by us, without good reason by the officers, or due to death or disability. In these circumstances, shares of restricted stock and SARs, whether vested or unvested, will be immediately forfeited or terminated. Vested SARs granted under the 2004 Stock Plan, if any, will remain exercisable for one year after termination if the officers are terminated due to death or disability and 90 days if they are terminated for any other reason. Vested SARs granted under the 2008 Equity Incentive Plan, if any, will remain exercisable for 90 days after termination if they are terminated for any reason, including death or disability.

If Messrs. Cumbaa or Mooney or Ms. Eggers’ employment is terminated for cause by us or without good reason by the officer, all of their unvested PRSUs will be forfeited. Upon death or disability, Messrs. Cumbaa and Mooney’s 2010 PRSUs and 2011 PRSUs will vest in an amount equal to the proportion of days in a performance period they worked prior to their death or disability, multiplied by the number of PRSUs that would have vested at the end of that performance period had their employment not terminated by death or disability and they had met 100% of their target performance levels. Mr. Boor was not granted any PRSUs in 2011.

Mr. Williams

On November 11, 2011, we entered into a Services Agreement with Mr. Williams, our former Senior Vice President and Chief Financial Officer. The agreement will continue through December 31, 2012, unless earlier terminated by mutual agreement of the parties. Pursuant to the terms of the Services Agreement, we will pay Mr. Williams $2,000 per month to assist with Mr. Boor’s transition and assist with additional projects as may be required. If Mr. Williams spends more than two business days a month consulting for our Company, he will be compensated for the additional time at a rate of $1,500 per day. Mr. Williams began receiving consulting payments for his services in December 2011.

Mr. Williams continues to be bound by the noncompetition and nonsolicitation provisions of his previous employment agreement with us. The Services Agreement does not provide for any severance payments.

Summary of Potential Payments Upon Termination of Employment or Change in Control

The following table sets forth our maximum potential payments upon various termination events to all our named executive officers, other than Mr. Williams, who retired as Senior Vice President and Chief Financial Officer effective November 11, 2011. We did not make any payments to Mr. Williams or accelerate any of his equity awards in connection with his retirement. The payments below to our other named executive officers are quantified assuming their termination of employment or a change in control occurred on the last trading day of our most recently completed fiscal year (December 30, 2011) and that the price per share of common stock is the closing price on December 30, 2011 ($27.70 per share). The payments are also quantified under the named executive officer’s employment agreement in effect at December 31, 2011.

	Marc E. Chardon	Anthony W. Boor	Charlie T. Cumbaa	Jana B. Eggers	Kevin W. Mooney
Termination Without Cause or For Good Reason
Base salary	$1,191,000	—	—	—	—
Lump sum bonus payment	595,500	—	—	—	—
Value of acceleration of equity incentives	1,320,302	—	—	—	—
Continuation of benefits	16,585
Total	3,123,387	—	—	—	—
Termination Upon Death or Disability
Base salary	—	—	—	—	—
Lump sum bonus payment	595,500	—	—	—	—
Value of acceleration of equity incentives	23,794	—	$23,794	$23,794	$23,794
Continuation of benefits	—	—	—	—	—
Total	619,294	—	23,794	23,794	23,794
Termination Upon Change in Control
Base salary	1,191,000	$525,000	498,150	$465,000	541,050
Lump sum bonus payment	595,500	—	—	—	—
Value of acceleration of equity incentives	3,346,160	391,235	1,249,030	672,429	1,481,436
Continuation of benefits	16,585	11,057	11,057	11,057	11,057
Total	5,149,245	927,292	1,758,237	1,148,486	2,033,543

Executive Officer Stock Ownership Guidelines

Under our Executive Officer Stock Ownership Guidelines, adopted by the Board of Directors in March 2011, we expect that the Chief Executive Officer and the Chief Executive Officer’s officer-level direct reports will accumulate through all equity compensation, as defined below, equity in our Company in the following amounts:

•	For the Chief Executive Officer, the lesser of (i) equity in an amount equal to three times base salary or (ii) 70,000 shares; and

•	For the Chief Executive Officer’s officer-level direct reports, the lesser of (i) equity in an amount equal to 1.5 times base salary, or (ii) 20,000 shares.

For purposes of these Guidelines, equity compensation includes all shares of Company stock owned by an executive officer, including purchased shares, vested shares of restricted stock and exercised options/SARs. Vested, unexercised options/SARs will also count, at 100 percent of their intrinsic value. We expect the Chief Executive Officer and the Chief Executive Officer’s officer-level direct reports to meet these Guidelines within five years of receiving their first annual equity award after the later of their hire date or the adoption of these Guidelines.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2011

The following table sets forth the total compensation paid to each of our non-employee directors in 2011.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		All Other Compensation(2)	Total
Andrew M. Leitch	$83,750	$112,396		$1,911	$198,057
Timothy Chou	$45,000	$112,396		$1,911	$159,307
George H. Ellis	$60,000	$112,396		$1,911	$174,307
David G. Golden	$52,500	$112,396		$2,460	$167,356
John P. McConnell	$51,250	$112,396		$1,911	$165,557
Carolyn Miles	$167,500	$—	(3)	$—	$167,500
Sarah E. Nash	$46,250	$112,396		$2,460	$161,106

(1)	On August 9, 2011, we granted each of our non-employee directors other than Carolyn Miles 4,432 shares of restricted stock with an aggregate grant date fair value of $112,396, computed in accordance with FASB ASC Topic 718. No options or SARs awards were granted to our non-employee directors in 2011.
(2)	Consists of dividends paid in 2011 on shares of unvested restricted stock granted as equity compensation.
(3)	In lieu of restricted stock, Ms. Miles elected to receive additional cash compensation equal to $120,000 due to her position with Save the Children Federation and its policies on stock ownership.

The table below shows the aggregate number of shares of restricted stock and stock options held by non-employee directors as of December 31, 2011 that were received as compensation.

Name	Restricted Stock(1)		Stock Options
Andrew M. Leitch	7,980	(2)	5,000	(3)
Timothy Chou	18,968	(4)	—
George H. Ellis	14,511	(5)	—
David G. Golden	10,248	(6)	—
John P. McConnell	21,611	(7)	—
Carolyn Miles(8)	—		—
Sarah E. Nash	10,248	(9)	—

(1)	Pursuant to our director compensation plan, we make annual grants of restricted stock to directors that vest 100% on the first anniversary of the date of grant or, if earlier, immediately prior to the following annual election of directors of our Company, provided that the director is still serving as a member of the Board of Directors at that time.
(2)	Includes 3,200 shares of restricted stock that vested June 21, 2006, 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010 and 3,531 shares of restricted stock that vested August 2, 2011, 16,831 shares of which Mr. Leitch has sold. Also includes 4,432 shares of restricted stock that will vest August 9, 2012 or, if earlier, immediately prior to the 2012 annual election of directors of our Company, provided that Mr. Leitch is then serving as a director of our Company.
(3)	Mr. Leitch’s stock options are fully vested.
(4)	Includes 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010 and 3,531 shares of restricted stock that vested August 2, 2011, and 4,432 shares of restricted stock that will vest August 9, 2012 or, if earlier, immediately prior to the 2012 annual election of directors of our Company, provided that Mr. Chou is then serving as a director of our Company.
(5)	Includes 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010, 3,531 shares of restricted stock vested August 2, 2011, 3,500 shares of which Mr. Ellis has gifted and 3,600 shares of which Mr. Ellis has sold. Also includes 4,432 shares of restricted stock that will vest August 9, 2012 or, if earlier, immediately prior to the 2012 annual election of directors of our Company, provided that Mr. Ellis is then serving as a director of our Company.
(6)	Includes 5,816 shares of restricted stock that vested August 2, 2011 and 4,432 shares of restricted stock that will vest August 9, 2012 or, if earlier, immediately prior to the 2012 annual election of directors of our Company, provided that Mr. Golden is then serving as a director of our Company.
(7)	Includes 2,643 shares of restricted stock that vested July 1, 2007, 2,717 shares of restricted stock that vested July 1, 2008, 4,144 shares of restricted stock that vested August 8, 2009, 4,144 shares of restricted stock that vested August 4, 2010 and 3,531 shares of restricted stock that vested August 2, 2011. Also includes 4,432 shares of restricted stock that will vest August 9, 2012 or, if earlier, immediately prior to the 2012 annual election of directors of our Company, provided that Mr. McConnell is then serving as a director of our Company.
(8)	Due to the position Ms. Miles holds with Save the Children Federation and its policies on stock ownership, Ms. Miles receives cash compensation in lieu of equity compensation.
(9)	Includes 5,816 shares of restricted stock that vested August 2, 2011 and 4,432 shares of restricted stock that will vest August 9, 2012 or, if earlier, immediately prior to the 2012 annual election of directors of our Company, provided that Ms. Nash is then serving as a director of our Company.

Director Compensation

The general policy of the Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation.

Fees Earned or Paid in Cash

Since June 2011, we pay non-employee members of the Board of Directors an annual cash retainer of $40,000 (for up to a maximum of eight meetings). The Chairman of the Board receives an additional annual cash retainer of $30,000. The chairmen of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $20,000 (for up to a maximum of ten meetings), $15,000 (for up to a maximum of eight meetings) and $7,500 (for up to a maximum of four meetings), respectively. Other members of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receive annual cash retainers of $12,000 (for up to a maximum of ten meetings), $5,000

(for up to a maximum of eight meetings) and $2,500 (for up to a maximum of four meetings), respectively. All non-employee chairmen and members of the Board and committees receive $1,000 for each meeting they attend in person or by telephone above the maximum number of meetings for the Board and committees on which they serve.

Equity Compensation

Since June 2011, each non-employee director receives an initial restricted stock award with a value of approximately $200,000 when first appointed to the Board of Directors and thereafter annual restricted stock awards with a value of approximately $120,000. Due to her position with Save the Children Federation and its policies on stock ownership, Ms. Miles receives cash in lieu of stock. Last year, the restricted stock grants to non-employee directors were made on August 9, 2011. We granted each of Messrs. Leitch, Chou, Ellis, Golden and McConnell and Ms. Nash 4,432 shares of restricted stock, which was equal to $112,396 divided by the fair market value of our common stock on the date of grant. In 2011, we did not grant our non-employee chairman of the Board any additional restricted stock.

Stock Ownership Guidelines

Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through their receipt of equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through their receipt of all equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions. Due to the stock ownership policies of Save the Children Federation, Ms. Miles is exempt from the Non-Employee Directors’ Stock Ownership Guidelines.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on the Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the “Director Compensation For Fiscal Year 2011” table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Board of Directors who served on the Compensation Committee in 2011 are Chairman Sarah E. Nash, Timothy Chou, Andrew M. Leitch and, until July 25, 2011, John P. McConnell. None of these individuals has ever served as an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer, participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board.

TRANSACTIONS WITH RELATED PERSONS

The written charter of our Audit Committee authorizes and the Nasdaq Marketplace Rules require our Audit Committee to review and approve related party transactions. In reviewing related party transactions, our Audit Committee applies the basic standard that transactions with affiliates should be made on terms no less favorable to us than could have been obtained from unaffiliated parties. Therefore, the Audit Committee reviews the benefits of the transactions, terms of the transactions and the terms available from unrelated third parties, as applicable. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2011, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our Bylaws, a copy of which was attached as Exhibit 3.4 to our Current Report on Form 8-K filed with the SEC on March 22, 2011. No stockholder proposals were received for consideration at our 2012 Annual Meeting of Stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2013 Annual Meeting of Stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 28, 2012; provided, however, that if the date of the 2013 annual meeting is more than 30 days before or after June 20, 2013, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2013 annual meeting or (2) the 10th day following the first public announcement of the date of the 2013 annual meeting.

Under our Bylaws, in order for a stockholder to bring any business before a stockholder meeting including, but not limited to, the nomination of persons for election as directors, whether by inclusion of such business in our proxy materials or otherwise, the stockholder must provide us written notice not more than 75 and not less than 45 days before the meeting in writing by registered mail, return receipt requested. Any such notice must set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) the name, age, business address, residence and ownership of our stock of any director nominee and all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors; (b) any material interest in such business of such stockholder or any Stockholder Associated Person, individually or in the aggregate, therefrom; (c) as to the stockholder or any Stockholder Associated Person, their holdings of our stock and whether the stockholder has entered into transactions to manage risk with respect to such stock; (d) as to the stockholder giving notice and Stockholder Associated Person, the name and address of such stockholder, as they appear on our stock ledger, and current name and address, if different, and of such Stockholder Associated Person; and (e) to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the proposal. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

Management’s proxy holders for the next annual meeting of stockholders will have discretion to vote proxies given to them on any stockholder proposal of which our Company does not have notice prior to March 13, 2013.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or a single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by contacting our Corporate Secretary either by calling 1-800-443-9441 or by mailing a request to 2000 Daniel Island Drive, Charleston, South Carolina 29492. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or a single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed with the SEC is accessible free of charge on our website at http://proxy.blackbaud.com. It contains audited financial statements covering our fiscal years ended December 31, 2011, 2010 and 2009. You can request a copy of our Annual Report on Form 10-K free of charge by calling 1-866-900-BLKB or sending an e-mail to investor.relations@blackbaud.com. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the 2012 Annual Meeting of Stockholders. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 27, 2012

Directions to the 2012 Annual Meeting of Stockholders

Blackbaud, Inc.

2000 Daniel Island Drive

Charleston, South Carolina

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on I-526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

Appendix A

BLACKBAUD, INC.

2008 EQUITY INCENTIVE PLAN, AS AMENDED

Approved by the Board: March 15, 2012

Approved by the Stockholders: [—], 2012

Termination Date: April 24, 2018

1.	GENERAL.

(a) Establishment. Blackbaud, Inc., a Delaware corporation (the “Company”), established the Blackbaud, Inc. 2008 Equity Incentive Plan on June 18, 2008, the date it was first approved by the stockholders of the Company (the “Effective Date”), as may be amended from time to time (the “Plan”).

(b) Successor to Prior Plan. This Plan is intended as the successor to the Company’s 2004 Stock Plan (the “Prior Plan”). Following the Effective Date, no additional stock awards may be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall become available for issuance pursuant to Stock Awards granted hereunder, as provided in Section 3(a) hereof. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall become available for issuance pursuant to Stock Awards granted hereunder, as provided in Section 3(b) hereof. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan with respect to which they were originally granted.

(c) Eligible Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(d) Available Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards and (vii) Other Stock Awards.

(e) Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons eligible to receive Stock Awards as set forth in Section 1(c), and by motivating such persons to contribute to the growth and profitability of the Company.

2.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Awards shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To determine the provisions of each Stock Award granted (which need not be identical), including without limitation, (A) the exercise or purchase price of shares of Common Stock purchased pursuant to any Stock Award, (B) the method of payment for shares of Common Stock purchased pursuant to any Stock Award, (C) the method for satisfaction of any tax withholding obligation arising in connection with Stock Award, including by the withholding or delivery of shares of Common Stock, (D) the timing, terms and conditions of the exercisability or vesting of any Stock Award or any shares acquired pursuant thereto, (E) the Performance Criteria necessary to satisfy Performance Goals applicable to any Stock Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Stock Award, (G) the effect of the Participant’s termination of Continuous Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Stock Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan.

(iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

(iv) To settle all controversies regarding the Plan and Stock Awards granted under it.

(v) To accelerate, continue, extend or defer the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Stock Awards available for issuance under the Plan, but in each of (A) through (E) only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding Incentive Stock Options, or (C) Rule 16b-3.

(ix) To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Stock Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to Officers. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 12(u)(ii) below.

(e) Repricing. The Board shall not approve a program providing for either (a) the cancellation of outstanding Stock Awards and the grant in substitution therefor of new Stock Awards having a lower exercise or purchase price or (b) the amendment of outstanding Stock Awards to reduce the exercise price thereof, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which section 424(a) applies,” within the meaning of Section 424 of the Code.

(f) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(g) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Company, members of the Board or the Committee and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards under the Plan is equal to (i) the number of unallocated shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (ii) fourteen million one hundred and twenty-six thousand five hundred and twenty (14,126,520) shares (the “Share Reserve”). The number of shares of Common Stock available for issuance under the Plan shall be reduced (A) by one (1) share for each share issued pursuant to Options or Stock Appreciation Rights, and (B) by two (2) shares for each share issued pursuant to Stock Awards other than those set forth in the preceding clause (a). If an outstanding Stock Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to a Stock Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price to effect a forfeiture of unvested shares upon termination of Continuous Service, the shares of Common Stock allocable to the terminated portion of such Stock Award or such forfeited or repurchased shares of Common Stock shall be added back to the Share Reserve in an amount corresponding to the reduction in such Share Reserve previously made in accordance with the rules described above in this Section 3(a) and again be available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of a Stock Award (other than a Stock Appreciation Right that may be settled in shares of Common Stock and/or cash) that is settled in cash. Shares withheld in satisfaction of tax withholding obligations pursuant to Section 8(g) shall not again become available for issuance under the Plan. Upon exercise of a Stock Appreciation Right, whether in cash or shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Stock Appreciation Right is exercised. If the exercise price of an Option is paid by “net exercise” (as described in Section 5(c)(iv)) or tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

(b) Additions to the Share Reserve. The Share Reserve also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to awards outstanding under the Prior Plan as of the Effective Date and (ii) but for the termination of the Prior Plan as of the Effective Date, would otherwise have reverted to the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be six million (6,000,000) shares of Common Stock.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than two million (2,000,000) shares of Common Stock.

(d) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant.

5.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall conform to (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 409A and Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner that is not prohibited by applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(e) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in an Optionholder’s Option Agreement, if the sale of the Common Stock received upon exercise of an Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would violate the Company’s Insider Trading Policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 5(f) above or Sections 5(h) or 5(i) below after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of the Company’s Insider Trading Policy; or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company; (B) past or future services actually or to be rendered to the

Company or an Affiliate; or (C) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of

Section 409A of the Code shall incorporate terms and conditions necessary to avoid the consequences of Section 409A(a)(1) of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Termination for Cause. Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of

Section 409A of the Code shall incorporate terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(d) Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted or may vest based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the maximum number of shares that may be granted to any Participant in a calendar year attributable to Performance Stock Awards described in this Section 6(d) shall not exceed the value of two million (2,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Stock Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Stock Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Stock Award granted under the Plan is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d); (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(c) and 6(d); and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including, but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2 hereof.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards in accordance with subsection (i) above, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards in accordance with subsections (i) or (ii) above, respectively, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period before or after the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or a plea of nolo contendere to, a felony; (ii) such Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) such Participant’s violation of the Company’s drug policy; or (iv) such Participant’s intentional and willful engagement in misconduct which is materially injurious to the Company.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities, other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions relative to each other as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of the Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Blackbaud, Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(p) “Effective Date” means the date the Plan was first approved by the stockholders of the Company, as set forth in Section 1(a) hereof.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership, limited liability company or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Section 409A of the Code.

(v) “Incentive Stock Option” means an Option which qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(e).

(dd) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) orders and revenue; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) stockholders’ equity; (xxxi) quality measures; and (xxxii) to the extent that a Stock Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(hh) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the satisfaction of the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Stock Awards, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ii) “Performance Period” means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award.

(jj) “Performance Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(kk) “Plan” means this Blackbaud, Inc. 2008 Equity Incentive Plan, as amended.

(ll) “Prior Plan” means the Company’s 2004 Stock Plan, as in effect immediately prior to the Effective Date.

(mm) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(nn) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(pp) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(tt) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Stock Award” means any Option, Restricted Stock Award, Restricted Stock Unit Award, Stock Appreciation Right, Performance Stock Award, or any Other Stock Award granted under the Plan.

(vv) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(xx) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

Appendix B

AMENDMENT TO THE

BLACKBAUD, INC. 2008 EQUITY INCENTIVE PLAN

WHEREAS, the Board of Directors of Blackbaud, Inc. (the “Company”) deems it to be in the best interests of the Company to further amend the Blackbaud, Inc. 2008 Equity Incentive Plan, as may have been previously amended (the “Plan”), to provide for Cash Incentive Awards to Employees based upon the achievement of specified Performance Goals; and

WHEREAS, it is intended that all Cash Incentive Awards to Employees who are Covered Employees will constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and U.S. Treasury regulations promulgated thereunder, and the Plan, as amended and the terms of any Cash Incentive Awards payable in cash under the Plan, as amended shall be so interpreted and construed to the maximum extent possible.

NOW, THEREFORE, the Plan shall be amended as follows:

I.	GENERAL.

(a) Capitalized Terms. All capitalized terms used herein that are not otherwise defined herein shall have the meanings assigned to them in the Plan unless the context hereof requires otherwise.

(b) Governing Terms. Except as herein amended, the terms and provisions of the Plan and any awards made thereunder prior to the adoption of this Amendment shall remain in full force and effect as originally adopted, approved and/or made.

II.	AMENDMENTS.

(a) The Plan shall be renamed the “Blackbaud, Inc. 2008 Incentive Plan.”

(b) Section 12 of the Plan shall be amended to include the following definitions:

“(a)(1) “Applicable Period” means, with respect to any Performance Period, a period commencing on or before the first day of the Performance Period and ending not later than the earliest of (a) the 90th day after the commencement of the Performance Period and (b) the date on which twenty-five percent (25%) of the Performance Period has been completed. Any action required to be taken within an Applicable Period may be taken at a later date if permissible under Section 162(m) of the Code or U.S. Treasury regulations promulgated thereunder.

(c)(1) “Cash Incentive Award” means an award to which a Cash Incentive Participant may be entitled if Performance Goals for a Performance Period are satisfied. A Cash Incentive Award may be expressed in U.S. dollars or pursuant to a formula that is consistent with the provisions of the Plan, as amended.

(c)(2) “Cash Incentive Participant” means a person to whom a Cash Incentive Award is granted pursuant to the Plan, as amended.

(ll)(1) “Qualified Performance-Based Compensation” shall have the meaning set forth in Treasury Regulation Section 1.162-27(e).

(c) “Appendix A – Cash Incentive Awards” attached hereto as Exhibit I shall be incorporated into the Plan.

IN WITNESS WHEREOF, the undersigned hereby certifies that this Amendment to the Blackbaud, Inc. 2008 Equity Incentive Plan was duly adopted by the Board of Directors on March 15, 2012 and, subject to the approval of Company stockholders on June 20, 2012, shall be in full force and effect.

BLACKBAUD, INC.

By:	/s/ Marc Chardon

Name:	Marc Chardon

Title:	President and Chief Executive Officer

Exhibit I

APPENDIX A – CASH INCENTIVE AWARDS

I. ADMINISTRATION. The terms and provisions of Cash Incentive Awards shall be administered by the Board in accordance with the procedures set forth in Section 2 of the Plan, except that in applying the procedures of Section 2 of the Plan to Cash Incentive Awards, references to “Stock Awards” shall be considered to include Cash Incentive Awards. Further, any Cash Incentive Awards payable to Cash Incentive Participants who are Covered Employees and that are intended to constitute Qualified Performance-Based Compensation shall be administered by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan.

II. ELIGIBILITY. Cash Incentive Awards may be granted to Employees.

III. ESTABLISHING PERFORMANCE GOALS. The Board shall establish Performance Goals within the Applicable Period for each Performance Period for individual Cash Incentive Participants or for any group of Cash Incentive Participants or both. Performance Goals shall be subject to such other special rules and conditions as the Board may establish at any time within the Applicable Period; provided however, that to the extent such goals relate to Cash Incentive Awards to Covered Employees, such special rules and conditions shall not be inconsistent with the provisions of Treasury Regulation Section 1.162-27(e) or any successor regulation describing “qualified performance-based compensation.” The Performance Goals for any Cash Incentive Awards payable to Cash Incentive Participants who are Covered Employees and that are intended to constitute Qualified Performance-Based Compensation shall be established by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan.

IV. TERMS OF CASH INCENTIVE AWARDS.

(a) General. At the time Performance Goals are established for a Performance Period, the Board (or a Committee of Outside Directors if applicable under Section IV(c)) also shall establish a target Cash Incentive Award opportunity for each Cash Incentive Participant or group of Cash Incentive Participants or both, which shall be based on the achievement of one or more specified targets of the Performance Goals. The targets shall be expressed in terms of an objective formula or standard which may be based upon the Cash Incentive Participant’s base salary or a multiple thereof. Subject to Section IV(c), whether the Performance Goals have been achieved shall be determined by the Board in its discretion. In all cases the Board shall have the sole and absolute discretion to reduce the amount of any payment with respect to any Cash Incentive Award that would otherwise be made to any Cash Incentive Participant or to decide that no payment shall be made. With respect to each Cash Incentive Award, the Board may establish terms regarding the circumstances in which a Cash Incentive Participant will be entitled to payment notwithstanding the failure to achieve the applicable Performance Goals or targets; provided however, that with respect to any Cash Incentive Participant who is a Covered Employee, the intent is that the Cash Incentive Award will qualify as Qualified Performance-Based Compensation and the Board shall not establish any such terms that would cause an Award payable upon the achievement of the Performance Goals not to satisfy the conditions of Treasury Regulation Section 1.162-27(e) or any successor regulation describing Qualified Performance-Based Compensation.

(b) Payments. At the time the Board determines a Cash Incentive Award opportunity for a Cash Incentive Participant, the Board shall also establish the payment terms applicable to such Award. Such terms shall include when such payments will be made; provided however, that the timing of such payments shall in all instances either (i) satisfy the conditions of an exception from Section 409A of the Code (e.g., the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4)), or (ii) comply with Section 409A of the Code and provided further, that in the absence of such terms regarding the timing of payments, such payments shall occur no later than the later of (i) the 15th day of the third month of the calendar year following the calendar year in which the Cash Incentive Participant’s right to payment ceased being subject to a substantial risk of forfeiture, and (ii) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which the Cash Incentive Participant’s right to payment ceased being subject to a substantial risk of forfeiture.

(c) Covered Employees. Notwithstanding Section IV(a) or Section IV(b), with respect to Cash Incentive Awards that are intended to be Qualified Performance-Based Compensation for any Covered Employees, the following shall apply:

(i) The Performance Goals for such Cash Incentive Awards shall be established and administered by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan. Such Committee shall administer and interpret such Cash Incentive Awards consistently with the intent to qualify them as Qualified Performance-Based Compensation.

(ii) Whether the target Performance Goals have been achieved shall be determined by a Committee of Outside Directors as described in Section 2(c)(ii) of the Plan. No payment of any Cash Incentive Award shall be made until such Committee certifies that the Performance Goals and other material terms of the Cash Incentive Award have in fact been satisfied.

(d) Maximum Awards. No Cash Incentive Participant shall receive a payment under a Cash Incentive Award with respect to any Performance Period having a value in excess of $3,000,000, which maximum amount shall be proportionately adjusted with respect to Performance Periods that are less than or greater than one year in duration.

V. GENERAL

(a) Non-Transferability of Awards. No Cash Incentive Award shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence, no award may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any such award, such award and all rights thereunder shall immediately become null and void.

(b) Tax Withholding. The Company shall have the right to require, prior to the payment of any amount pursuant to a Cash Incentive Award made hereunder, payment by the Cash Incentive Participant of any Federal, state, local or other taxes which may be required to be withheld or paid in connection with such award.

(c) Designation of Beneficiary. If permitted by the Company, a Cash Incentive Participant may file with the Board a written designation of one or more persons as such Cash Incentive Participant’s beneficiary or beneficiaries (both primary and contingent) for payment of any Cash Incentive Award that might be due under the terms of such Award in the event of the Cash Incentive Participant’s death. Each beneficiary designation shall become effective only upon delivery of written notice of the beneficiary to the Company in a form provided by or otherwise satisfactory to the Company. In the absence of such a designation, the executor or administrator of the Cash Incentive Participant’s estate shall be entitled to any payment that might be due of a Cash Incentive Award.

(d) Other Plans. Cash Incentive Awards shall not be treated as compensation for purposes of any other compensation or benefit plan, program or arrangement of the Company or any of its subsidiaries, unless either (i) such other plan provides that compensation such as payments made pursuant to the Plan are to be considered as compensation thereunder or (ii) the Board so determines in writing. The adoption of the Appendix shall not be construed as limiting the power of the Board to adopt such other incentive arrangements as it may otherwise deem appropriate.

(e) Binding Effect. Cash Incentive Awards granted under the Plan, as amended shall be binding upon the Company and its successors and assigns and the Cash Incentive Participants and their beneficiaries, personal representatives and heirs. If the Company becomes a party to any merger, consolidation or reorganization, then such Cash Incentive Awards shall remain in full force and effect as an obligation of the Company or its successors in interest, unless the Plan is amended or terminated pursuant to Section 2 of the Plan.

(f) Unfunded Arrangement. The Cash Incentive Awards shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefit hereunder. No Cash Incentive Participant shall have any interest in any particular assets of the Company or any of its affiliates by reason of the right to receive a benefit under a Cash Incentive Award and any such Cash Incentive Participant shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.

BLACKBAUD, INC.

Proxy for Annual Meeting of Stockholders on June 20, 2012

Solicited on Behalf of the Board of Directors

The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 27, 2012. The undersigned stockholder hereby also appoints Jon W. Olson and Anthony W. Boor, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of common stock which the undersigned stockholder would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Blackbaud, Inc., to be held on June 20, 2012 at 2000 Daniel Island Drive, Charleston, South Carolina 29492, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

BLACKBAUD, INC.

June 20, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access www.voteproxy.com and follow the on-screen instructions. Have your Proxy Card available when you access the web page, and use the Company Number and Account Number shown on your Proxy Card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your Proxy Card available when you call and use the Company Number and Account Number shown on your Proxy Card.

Vote online/phone until 11:59 p.m. EDT on June 19, 2012.

MAIL - Sign, date and mail your Proxy Card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Annual Meeting of Stockholders, Proxy Statement, form of electronic Proxy Card and 2011 Annual Report to

Stockholders are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25567

i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

¡	00003330303003030000 0	062012

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2, 3, 4 AND 5. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

		1.	ELECTION OF DIRECTORS:

			NOMINEES:	FOR	AGAINST	ABSTAIN
			Andrew M. Leitch	☐	☐	☐
			George H. Ellis	☐	☐	☐
			David G. Golden	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		2.	TO APPROVE AN AMENDMENT TO THE BLACKBAUD, INC. 2008 EQUITY INCENTIVE PLAN (THE “PLAN”) TO RESERVE AN ADDITIONAL 7,000,000 SHARES OF COMMON STOCK FOR ISSUANCE THEREUNDER.	☐	☐	☐
				FOR	AGAINST	ABSTAIN
		3.	TO APPROVE AMENDMENTS TO THE PLAN TO PROVIDE FOR CASH INCENTIVE AWARDS EXEMPT FROM SECTION 162(m) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED AND TO RENAME THE PLAN, AND REAPPROVE THE MATERIAL TERMS OF THE PERFORMANCE GOALS UNDER THE PLAN.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		4.	TO APPROVE, ON AN ADVISORY BASIS, BLACKBAUD, INC.’S 2011 EXECUTIVE COMPENSATION.	☐	☐	☐

				FOR	AGAINST	ABSTAIN
		5.	TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS BLACKBAUD, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2012.	☐	☐	☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5.

Signature of Stockholder	Date	Signature of Stockholder	Date

¡	Note:	Please sign exactly as your name or names appear on this Proxy Card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¡